Exhibit 2.1
CONFIDENTIAL
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
CHICO’S FAS, INC.
HARBOR DTC, INC.
BOSTON PROPER, INC.
AND
MICHAEL W. TIERNAN
and

KENNETH C. FISCHER
as the Shareholder Representatives
Dated as of August 16, 2011

i

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Articles of Merger

Exhibit B	Form of Escrow Agreement

Exhibit C	Form of Option Termination Agreement

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of August 16, 2011 by and among Chico’s FAS, Inc., a Florida corporation (“Parent”), Harbor DTC, Inc., a Florida corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Boston Proper, Inc., a Florida corporation (the “Company”), and Michael W. Tiernan and Kenneth C. Fischer who will serve as the representatives of the Company’s shareholders and optionholders and each is a party to this Agreement solely in such capacity (collectively, the “Shareholder Representatives”).
RECITALS
     A. The boards of directors of each of Parent, Merger Sub and the Company believe it is in the best interests of each corporation and its respective shareholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity (the “Merger”), and, in furtherance thereof, have approved this Agreement.
     B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.
     C. A portion of the consideration payable in connection with the Merger shall be placed in escrow as security for the indemnification and post-closing merger consideration adjustment obligations set forth in this Agreement.
     D. The Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
     E. Certain capitalized terms used in this Agreement are defined in Section 9.1.
     F. As an inducement to Parent and Merger Sub to enter into this Agreement, the Family Shareholders and Metro Millennium International Limited, which in the aggregate own shares of Company Capital Stock with voting power sufficient to approve the Merger in accordance with the FBCA and the Charter Documents, concurrently with the execution and delivery of this Agreement, have entered into an agreement with Parent pursuant to which the Family Shareholders and Metro Millennium International Limited have agreed to vote (including acting by written consent) all of their respective shares of Company Capital Stock in favor of this Agreement and the Merger and against any transaction or other action that would interfere with this Agreement or any of the transactions contemplated hereby (including the Merger) (the “Voting Agreement”).
     G. As an inducement to Parent and Merger Sub to enter into this Agreement, Michael W. Tiernan, concurrently with the execution and delivery of this Agreement, has entered into an agreement with Parent pursuant to which Michael W. Tiernan has agreed to certain restrictive covenants, including non-competition and non-solicitation of employees, and to maintain the confidentiality of Company information (the “Non-Compete Agreement”).
     H. As an inducement to Parent and Merger Sub to enter into this Agreement, Sheryl Clark has entered into a letter of employment with Parent, such employment to become effective as of the Effective Time of the Merger.
     I. As an inducement to Parent and Merger Sub to enter into this Agreement, John M. Grove, Grove Industries (F.E.) Limited and Metro Millennium International Limited have entered into an agreement with Parent pursuant to which they have agreed to maintain the confidentiality of Company information.
     NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Florida Business Corporation Act (“FBCA”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter referred to as the “Surviving Corporation.”
     1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place as promptly as practicable following the execution and delivery hereof by the parties hereto, conditioned upon the satisfaction or waiver of the conditions set forth in Article VI hereof, and in any event within three (3) Business Days following the satisfaction or waiver of the conditions set forth in Article VI hereof (other than the satisfaction or waiver of those conditions that by their nature are to be satisfied on the Closing Date), at the offices of Holland & Knight LLP, 1600 Tysons Boulevard, Suite 700, McLean, VA 22102, unless another time or place is mutually agreed upon in writing by Parent and the Company (and may take place by conference call and facsimile or email transfer of signature pages and deliverables with exchange of original signatures by overnight mail). The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date”. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger in substantially the form attached hereto as Exhibit A, with the Florida Department of State (the “Articles of Merger”), in accordance with the applicable provisions of the FBCA (the time of the acceptance of such filing by the Florida Department of State, which shall be the effective time of the Merger, shall be referred to herein as the “Effective Time”). To the extent permitted by applicable Law, the parties shall treat the Closing as being effective as of 11:59 p.m. (ET) on the Closing Date.

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of FBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all restrictions, disabilities and duties of the Company and Merger Sub shall become the restrictions, disabilities and duties of the Surviving Corporation.
     1.4 Formation Documents of Surviving Corporation.
          (a) Articles of Incorporation. The articles of incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the FBCA and as provided in such articles of incorporation; provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Boston Proper, Inc.”
          (b) Bylaws. Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time (other than any change to the name of the Surviving Corporation that is set forth in the articles of incorporation of the Surviving Corporation) until thereafter amended in accordance with the FBCA and as provided in the articles of incorporation of the Surviving Corporation and such bylaws.
     1.5 Management of Surviving Corporation.
          (a) Directors of Company. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the FBCA and the articles of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected and qualified.
          (b) Officers of Company. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.
     1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.
          (a) Effect on Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company, the holders of any shares of Company Capital Stock (excluding, for the avoidance of doubt, unexercised Company Options and treasury stock), or any other Person, upon the terms and subject to the conditions set forth in this Agreement, the following shall occur:
               (i) Each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Series C Preferred Stock in the manner provided in this Agreement, without interest, the sum of (A) (i) the Final Per Share Consideration, multiplied by (ii) 1,333.33 (the conversion rate to Company Common Stock of the Series C Preferred Stock) plus (B) the Series C Per Share Dividends.
               (ii) Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Series B Preferred Stock in the manner provided in this Agreement, without interest, the product of (A) the Final Per Share Consideration, multiplied by (B) 1,333.33 (the conversion rate to Company Common Stock of the Series B Preferred Stock).
               (iii) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Common Stock in the manner provided in this Agreement, without interest, the Final Per Share Consideration.
          (b) Treasury Stock. Each outstanding share of Company Capital Stock, Series A Preferred Stock and Undesignated Preferred Stock owned by the Company as treasury stock or authorized but currently unissued stock immediately prior to the Effective Time will, by virtue of the Merger, and without any action on the part of the holder thereof, no longer be outstanding, will be cancelled and retired without payment of any consideration therefor and will cease to exist.
          (c) Treatment of Company Options.
               (i) No Company Option shall be assumed or otherwise replaced by Parent. The Company shall take all actions necessary or appropriate to provide that immediately prior to the Effective Time, and conditioned on the consummation of the Merger, each Company Option (whether vested or unvested and regardless of the exercise price thereof) shall be cancelled and each holder of a Company Vested Option (a “Vested Optionholder”) shall be entitled to the right to receive for each share of Company Common Stock issuable upon the exercise of Company Vested Option(s) held by such Vested Optionholder a cash payment, subject to the withholding provisions contained herein, in an amount equal to (A) the Estimated Per Share Consideration, plus (B) the quotient of the Excess Amount (if any) divided by the Company Common Stock Deemed Outstanding, minus (C) the exercise price for each share of Company Common Stock issuable upon the exercise of the Company Option(s) (provided, that if such exercise price is greater than (x) the Estimated Per Share Consideration plus (y) the quotient of the Excess Amount (if any) divided by the Company Common Stock Deemed Outstanding, such amount shall be zero dollars ($0)). Such cash payment to a Vested Optionholder by the Payment Agent or Shareholder Representatives shall be reduced by any income or employment Tax withholding required under the Code or any provision of state, local or foreign Tax Law and the payor shall remit any such withholdings to the appropriate Taxing authorities. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Vested Optionholder.

               (ii) The Company shall take all actions necessary to provide that immediately prior to the Effective Time and conditioned on the consummation of the Merger, (A) the Company Option Plans shall be terminated, and (B) no holder of any Company Option will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Company Option.
          (d) Capital Stock of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub common stock are so converted shall be the only shares of capital stock of the Surviving Corporation that are issued and outstanding immediately after the Effective Time. Each stock certificate of Merger Sub evidencing ownership of any such shares shall, after the Effective Time, evidence ownership of such shares of capital stock of the Surviving Corporation.
     1.7 Closing Payments.
          (a) Closing Date Certificate. Not later than five (5) Business Days prior to the Closing Date, the Company will prepare and deliver to Parent a certificate (the “Closing Date Certificate”) signed by the Company certifying the Company’s good faith estimate of all payments required at Closing pursuant to this Agreement, including or attaching:
               (i) an estimated unaudited balance sheet of the Company, as of 11:59 p.m. (ET) on the Closing Date (the “Closing Date Balance Sheet”), prepared in accordance with GAAP in a manner consistent with the application of GAAP in the Year-End Financials (except that such balance sheet will not contain footnotes and other presentation items that may be required by GAAP) and without giving effect to the consummation of the Merger and the other transactions contemplated by this Agreement (unless otherwise specified herein);
               (ii) a statement setting forth the Company’s good faith estimate (based on reasonable assumptions) of the Closing Net Working Capital (the “Estimated Net Working Capital”) and setting forth the Company’s good faith estimate (based on reasonable assumptions) of the Estimated Net Working Capital Differential;
               (iii) a statement (the “Estimated Net Debt Statement”) setting forth (A) the Company’s good faith estimate (based on reasonable assumptions) of the Closing Net Debt (the “Estimated Net Debt”) and (B) a schedule of the estimated amounts of all Company Debt as of the Closing Date, including information on each creditor to whom such amounts are payable, accompanied by a pay-off letter from each such creditor, which pay-off letter shall provide for the release of all Liens associated therewith upon payment of the sums specified therein, all in customary form or a form otherwise reasonably satisfactory to Parent;
               (iv) a statement (the “Estimated Outstanding Company Transaction and Other Expense Statement”) setting forth a good faith estimate of any Outstanding Company Transaction and Other Expenses immediately prior to the Closing (“Estimated Outstanding Company Transaction and Other Expenses”) (including the amounts of all income and employment Taxes to be withheld on behalf of any recipient of an Employee Bonus Payment included on such statement), along with a list of all Persons to whom any such Estimated Outstanding Company Transaction and Other Expenses are payable and the estimated amount owed to each such Person;
               (v) a statement setting forth (A) the calculation of the Estimated Adjusted Net Merger Consideration and (B) the Estimated Per Share Consideration;
               (vi) a calculation of the amounts of each Shareholder’s portion of the Estimated Adjusted Net Merger Consideration, along with the portion of the foregoing to be paid by the Paying Agent to each Shareholder after the Effective Time and the amounts to be deposited into the Escrow Account and the Shareholder Representative Account on behalf of such Shareholder based on each Shareholder’s Pro Rata Portion, and identifying the name of each Shareholder, Pro Rata Portion and Ownership Percentage, and the number of shares of Company Capital Stock owned by such Shareholder; and
               (vii) a calculation of the amount of each Vested Optionholder’s portion of the Estimated Adjusted Net Merger Consideration (i.e., the Estimated Per Share Consideration multiplied by the number of shares of Company Common Stock issuable upon exercise of such Person’s Company Vested Option(s) less the applicable aggregate exercise prices for such Company Vested Option(s)), along with the portion of the foregoing to be paid by the Paying Agent to each Vested Optionholder on the Closing Date (and the amounts of all income and employment Taxes to be withheld on behalf of such Vested Optionholder), and identifying the name of each Vested Optionholder, the Ownership Percentage, the number of shares of Company Common Stock otherwise issuable upon the exercise of the Company Vested Option being terminated and the applicable per share exercise price.
          (b) Closing Date Payments. At or prior to the Effective Time, Parent will make the following payments by wire transfer of immediately available funds:
               (i) an amount equal to Fifteen Million Dollars ($15,000,000) (the “Escrow Amount”) to JP Morgan Chase, N.A. (the “Escrow Agent”), as escrow agent under the Escrow Agreement by and among Parent, the Shareholder Representatives and the Escrow Agent, substantially in the form attached hereto as Exhibit B (with such reasonable changes as the Escrow Agent may reasonably request) (the “Escrow Agreement”), for deposit in the escrow account (the “Escrow Account”) to be established, maintained and managed by the Escrow Agent pursuant to and in accordance with the terms of the Escrow Agreement;
               (ii) an amount equal to Five Hundred Thousand Dollars ($500,000) (the “Shareholder Representative Amount”) to the Shareholder Representatives to hold (the “Shareholder Representative Fund”) in accordance with Section 1.8(b);
               (iii) the amount of any Company Debt listed on the Estimated Net Debt Statement to each creditor identified therein;
               (iv) the amount of any Outstanding Company Transaction and Other Expenses listed on the Estimated Outstanding Company Transaction and Other Expense Statement to each Person that is identified therein as being owed such Outstanding Company Transaction and Other Expenses; provided that the aggregate amount of any Employee Bonus

Payments included on such statement will be paid to the Company for the Company to remit to the applicable recipient (less required withholdings) and the amount of such withholdings will be paid by the Company to the appropriate Taxing authorities;
               (v) the amount of all income and the employee’s portion of employment Taxes to be withheld as shown pursuant to the schedules referenced in Section 1.7(a)(vii) to the Company, which will be paid by the Company to the appropriate Taxing authorities; and
               (vi) the Estimated Adjusted Net Merger Consideration (less the amounts paid pursuant to Sections 1.7(b)(i), 1.7(b)(ii) and 1.7(b)(v) and less the Aggregate Option Exercise Amount) to the Paying Agent for distribution to the Securityholders in accordance with the provisions of the Paying Agent Agreement and Section 1.9 hereto.
     1.8 Escrow; Shareholder Representative Fund; Withholdings.
          (a) Escrow Funds. Pursuant to, and subject to the terms and conditions of, the Escrow Agreement, the funds in the Escrow Account (the “Escrow Funds”) shall be used as security for the indemnity obligations to the Parent Parties under Sections 5.10 and 7.2(a) and for any amounts owed to Parent for any Shortfall Amount under Section 1.10. Escrow Funds in an amount equal to the Escrow Amount shall be withheld from each Shareholder’s portion of the Estimated Adjusted Net Merger Consideration based on each Shareholder’s Pro Rata Portion.
          (b) Shareholder Representative Fund. The Shareholder Representative Fund shall be used to reimburse the Shareholder Representatives for their out-of-pocket fees and expenses and to pay other obligations to or of the Shareholder Representatives in connection with Section 9.3, or shall (to the extent not previously distributed to the Shareholder Representatives as provided for or subject to a claim by the Shareholder Representatives) be distributed to the Shareholders at such time, and in such manner, as the Shareholder Representatives direct. The Shareholder Representative Fund shall be withheld from each Shareholder’s portion of the Estimated Adjusted Net Merger Consideration based on each Shareholder’s Pro Rata Portion. Upon the delivery of the Shareholder Representative Amount to the Shareholder Representatives by Parent, the Shareholders, without action by them, shall be treated as having received from Parent such cash in accordance with their respective Pro Rata Portions of the Shareholder Representative Amount and then as having deposited such cash into the Shareholder Representative Fund.
          (c) Withholding Taxes. Notwithstanding any other provision in this Agreement, the Company, the Shareholder Representatives, the Paying Agent and the Escrow Agent shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by Law and to request and receive any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Securityholders. To the extent that any of the aforementioned amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Securityholder or other recipient of payments in respect of which such deduction and withholding was made.

     1.9 Paying Agent.
          (a) Prior to the Effective Time, Parent shall engage a nationally-recognized financial institution reasonably satisfactory to the Shareholder Representatives (the “Paying Agent”) to serve as the paying agent for the Merger and the other transactions contemplated by this Agreement pursuant to a Paying Agent Agreement, in a form reasonably acceptable to the Paying Agent, Parent, the Company and the Shareholder Representatives, to be entered into by and among Parent, the Shareholder Representatives and the Paying Agent (the “Paying Agent Agreement”).
          (b) In order for a Shareholder to receive payment from the Paying Agent for such Shareholder’s shares of Company Capital Stock, such Shareholder shall be required to provide the Paying Agent (i) a duly executed letter of transmittal in the form as Parent, the Shareholder Representatives and the Paying Agent shall specify (“Letter of Transmittal”), (ii) an executed Form W-9 or the appropriate series of Form W-8, as applicable, and (iii) either the applicable stock certificate(s) or an affidavit of lost stock certificate and indemnity agreement in the form attached to the Letter of Transmittal.
          (c) In order for a Vested Optionholder to receive payment in connection with such Vested Optionholder’s Company Vested Options, such Vested Optionholder shall be required to provide the Paying Agent, (i) an executed Option Termination Agreement in the form attached hereto as Exhibit C and (ii) an executed Form W-9 or the appropriate series of Form W-8, as applicable (or other applicable form).
          (d) If the Paying Agent determines that any of the items referenced in Sections 1.9(b) or 1.9(c) do not appear to have been properly completed or executed, the Paying Agent will consult with Parent and the Shareholder Representatives and follow, where possible, its regular procedures to attempt to cause such irregularity to be corrected, provided that Parent and the Shareholder Representatives will consider in good faith waiving any irregularity if there is no material risk of Loss to the parties in connection therewith.
          (e) If payment or delivery is to be made to a Person other than the Person in whose name a Company stock certificate so surrendered is registered, it shall be a condition of payment that the Company stock certificate so surrendered be properly endorsed or otherwise in proper form for transfer, that the signatures on the Company stock certificate or any related stock power be properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Company stock certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.
          (f) After the Effective Time, there shall be no transfers of shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.
          (g) Any portion of the amounts that have not been distributed by the Paying Agent upon termination of the Paying Agent Agreement, if any, shall be released and remitted by the Paying Agent to Parent, and any Shareholders or Vested Optionholders who have not theretofore complied with the requirements hereunder and under the Paying Agent Agreement will thereafter look only to Parent (subject to abandoned property, escheat and other similar legal requirements) as a general creditor for payment of their claim for the same, with such sums to be paid only upon compliance by such Person with the delivery requirements set forth in this Section 1.9 and in the Paying Agent Agreement.
     1.10 Post-Closing Adjustments.
          (a) Calculation of Final Adjusted Net Merger Consideration.
               (i) Within sixty (60) calendar days following the Closing Date, Parent shall prepare (or cause to be prepared) and deliver to the Shareholder Representatives a statement (the “Parent Closing Statement”) setting forth Parent’s calculation of (A) the actual Closing Net Working Capital, (B) the actual Closing Net Debt and (C) the actual Outstanding Company Transaction and Other Expenses (each of clauses (A), (B) and (C), a “Merger Consideration Adjustment Component”), along with a description in reasonable detail of each adjustment from the calculations of Estimated Net Working Capital, Estimated Net Debt, and Estimated Outstanding Company Transaction and Other Expenses. The Parent Closing Statement delivered by Parent shall also set forth any adjustment in the Net Merger Consideration due to such adjustments.
               (ii) The Shareholder Representatives may dispute any item or amount set forth in the Parent Closing Statement, at any time within thirty (30) calendar days following receipt of the Parent Closing Statement, by delivering to Parent a written notice of such dispute (a “Notice of Dispute”) setting forth, in reasonable detail and to the extent practicable, (A) each item or amount so disputed by the Shareholder Representatives, (B) the Shareholder Representatives’ calculation of each such disputed item or amount, and (C) the Shareholder Representatives’ calculation of the Merger Consideration Adjustment Components and the actual Net Merger Consideration after giving effect to the Shareholder Representatives’ calculation of each such disputed item or amount. In the event the Shareholder Representatives are not given reasonable access pursuant to Section 1.10(a)(iv) promptly following its request, then the foregoing thirty (30) calendar day period will be increased by one day for each day that the Shareholder Representative and their representatives are not given prompt and reasonable access. If the Shareholder Representatives do not deliver a Notice of Dispute within the thirty (30) calendar day period (as such period may be increased pursuant to the immediately preceding sentence), the Shareholder Representatives shall be deemed to have agreed in all respects with the Parent Closing Statement and the amounts reflected therein shall be final and binding.
               (iii) If Parent shall receive a Notice of Dispute from the Shareholder Representatives delivered pursuant to and in accordance with Section 1.10(a)(ii) within the time period set forth therein, then Parent and the Shareholder Representatives shall use their respective commercially reasonable efforts to resolve all disputed items and amounts set forth in the Notice of Dispute pursuant to good faith negotiations. In the event that Parent and the Shareholder Representatives are unable to reach agreement, within thirty (30) calendar days following Parent’s receipt of a Notice of Dispute, on all of the disputed items or amounts set forth in a Notice of Dispute, then:

               A. Parent and the Shareholder Representatives shall execute a memorandum (the “Merger Consideration Adjustment Memorandum”) setting forth (1) the resolved items or amounts, if any, and (2) the items or amounts included in the Notice of Dispute that remain in dispute following such good faith negotiations, with the position of each party with respect thereto (provided if they cannot agree on the terms of a single memorandum, each shall prepare and execute a separate memorandum which together shall be deemed the Merger Consideration Adjustment Memorandum);
               B. Parent and the Shareholder Representatives shall submit all remaining disputed items and amounts set forth in the Merger Consideration Adjustment Memorandum to the Independent Accounting Firm for resolution in accordance with the terms and conditions hereof. The Independent Accounting firm will be jointly engaged by Parent, on one hand, and the Shareholder Representatives, on the other hand, pursuant to an engagement letter in customary form which Parent and the Shareholder Representatives shall execute. Each of the parties to this Agreement shall, and shall cause their respective Affiliates and representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (1) act as an arbitrator, (2) consider only those items and amounts identified in the Merger Consideration Adjustment Memorandum as being in dispute between Parent and the Shareholder Representatives, (3) be instructed to reach its conclusions regarding any such dispute consistent with the terms and conditions of this Agreement and within thirty (30) calendar days after its appointment and provide a written explanation of its decision, and (4) not (x) determine any liability claimed by the Shareholder Representatives or asset claimed by Parent in an amount less than that claimed by such party, or (y) determine any asset claimed by the Shareholder Representatives or liability claimed by Parent in an amount in excess of the amount claimed by such party. All fees and expenses (including reasonable attorney’s fees and expenses and fees and expenses of the Independent Accounting Firm) incurred in connection with any such dispute will be borne by the parties based on the percentage which the portion of the contested amount not awarded to such party bears to the amount actually contested by the parties (e.g., if the total amount in dispute is $70,000 and the Independent Accounting Firm agrees with the Shareholder Representatives with respect to $40,000 of such amount in dispute, then the Shareholders will be responsible for three-sevenths (3/7th) of the fees and expenses and Parent will be responsible for four-sevenths (4/7th) of the fees and expenses). The Independent Accounting Firm shall determine all disputed items and amounts and in the absence of fraud or manifest error, its decision in respect thereof shall be final and binding upon (and unappealable by) Parent, the Shareholder Representatives and the Securityholders; and
               C. For all purposes of and under this Agreement, the term “Final Adjusted Net Merger Consideration” shall mean the actual finally determined Net Merger Consideration, based upon (1) all amounts agreed upon by Parent and the Shareholder Representatives, and (2) all other amounts determined by the Independent Accounting Firm pursuant to Section 1.10(a)(iii)B. Upon the determination of the Final Adjusted Net Merger Consideration, the Parent Closing Statement shall be deemed to be adjusted to include the finally determined amounts.
          (iv) During the period of time from and after the date of the delivery of the Parent Closing Statement to the Shareholder Representatives until the Final Adjusted Net Merger Consideration has been finally determined pursuant to and in accordance with this

Section 1.10(a), Parent shall provide the Shareholder Representatives and their accountants, counsel and other consultants and experts retained by the Shareholder Representatives, as well as the Independent Accounting Firm in connection with its engagement, if applicable, with reasonable access during normal business hours to the books, records, accounts, files and employees of the Company pertaining to the determination of the Merger Consideration Adjustment Components and the working papers used by Parent or its accountants to prepare the Parent Closing Statement, and each party shall use its commercially reasonable efforts to respond to the other’s reasonable inquiries regarding the Parent Closing Statement and disputes in connection therewith.
          (b) Post-Closing Payment Based on Final Adjusted Net Merger Consideration.
               (i) If the Final Adjusted Net Merger Consideration is less than the Estimated Adjusted Net Merger Consideration (such difference, the “Shortfall Amount”), then as soon as reasonably practicable following the determination of the Final Adjusted Net Merger Consideration pursuant to Section 1.10(a) (and in any event within five (5) Business Days thereafter), Parent and the Shareholder Representatives shall jointly instruct the Escrow Agent to promptly release from the Escrow Account and deliver to (A) Parent an amount in cash equal to the Shortfall Amount, which amount paid to Parent shall be accounted for as having been paid by each Shareholder from the Escrow Funds based on each Shareholder’s Pro Rata Portion, and (B) the Shareholder Representatives, for distribution to the Shareholders based on each Shareholder’s Pro Rata Portion, the amount, if any, by which Two Million Dollars ($2,000,000) exceeds the Shortfall Amount.
               (ii) If the Final Adjusted Net Merger Consideration is greater than the Estimated Adjusted Net Merger Consideration (such amount, the “Excess Amount”), then as soon as reasonably practicable following the determination of the Final Adjusted Net Merger Consideration pursuant to Section 1.10(a) (and in any event within five (5) Business Days thereafter), (A) Parent and the Shareholder Representatives shall jointly instruct the Escrow Agent to promptly release from the Escrow Account and deliver to the Shareholder Representatives, for distribution to the Shareholders based on each Shareholder’s Pro Rata Portion, an aggregate amount of Two Million Dollars ($2,000,000) and (B) Parent shall pay the Excess Amount (less the amount of all income and employment Taxes to be withheld on such payments as directed by the Shareholder Representatives prior to such payment due date) to the Paying Agent and cause the Paying Agent to promptly pay to each Securityholder an amount of cash (without interest) equal to their Ownership Percentage of the Excess Amount; and the amount of such income and employment Taxes so withheld will be paid by Parent to the Company, and which will be paid by the Company to the appropriate Taxing authorities.
     1.11 Appraisal Rights. Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time held by Shareholders who shall have properly exercised their appraisal rights with respect thereto under Sections 607.1301- 607.1333 of the FBCA (such shares of Company Capital Stock, the “Dissenting Shares”), subject to the terms of any shareholder or similar agreements to which the Shareholders are bound, shall not be converted into the right to receive the Final Per Share Consideration pursuant to the Merger, but shall be entitled to receive payment of the appraised value of such shares from the Surviving Corporation or Parent in accordance with the provisions of Sections 607.1301- 607.1333 of the FBCA, except that each Dissenting Share held by a Shareholder who shall thereafter withdraw its demand for appraisal or shall fail to perfect its right to such payment as provided in such Sections 607.1301- 607.1333 of the FBCA shall be deemed to be converted, as of the Effective Time, into the right to receive from the Surviving Corporation or Parent the Final Per Share Consideration in the form such holder otherwise would have been entitled to receive as a result of the Merger. Any party hereto shall provide the other parties with prompt notice of any demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Sections 607.1301 — 607.1333 of the FBCA and received in connection with the Merger, and the Shareholder Representatives shall have the opportunity to direct and settle all negotiations and proceedings with respect to such demands. The Shareholder Representatives shall conduct, and Parent shall be entitled to participate in, all such negotiations and proceedings in good faith, and shall endeavor to resolve all such demands as promptly as practicable (and in any event prior to the termination of the Escrow Account pursuant to the terms of the Escrow Agreement). The Shareholder Representatives will not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), make any payment with respect to, settle or offer to settle, any such demands.
     1.12 Transaction Expenses. Except as provided in Section 5.12(d), whether or not the Merger is consummated, all Third Party Transaction Expenses shall be the obligation of the respective party incurring such fees and expenses, provided that, in the event the Merger is consummated, the Outstanding Company Transaction and Other Expenses shall be paid as set forth in this Agreement.
     1.13 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in the disclosure schedule supplied by the Company to Parent (the “Disclosure Schedule”) and dated as of the date hereof, that on the date hereof and as of the Closing Date, as though made on the Closing Date and as of the Effective Time, as follows:
     2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the FBCA. The Company has the corporate power and authority to own, lease, operate or otherwise hold its properties and assets and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Section 2.1(i) of the Disclosure Schedule which includes all jurisdictions in which such qualification or licensure is required by Law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent a true and correct copy of (i) its articles of incorporation and bylaws, each as amended to date and in full force and effect on the date hereof (collectively, the “Charter Documents”), and (ii) except as set forth in Section 2.1(ii) of the Disclosure Schedule, copies of the minutes of all meetings of the shareholders, the board of directors and each committee of the board of directors of the Company held since February 3, 2008 (redacted for portions relating to all aspects of the Company’s sale transaction process). The Company is not, nor since February 3, 2008 has it been, in violation of its Charter Documents in any material respect.
     2.2 Company Capital Structure.
          (a) The authorized capital stock of the Company consists of: (i) 36,000,000 shares of Company Common Stock, of which 12,223,385 shares are issued and outstanding as of the date of this Agreement, (ii) 338,648 shares of preferred stock of which (A) 327,765 shares are designated Series A Preferred Stock, none of which are issued and outstanding as of the date of this Agreement, (B) 1,383 shares are designated Series B Preferred Stock, all of which are issued and outstanding as of the date of this Agreement and which convert to Company Common Stock on a 1 to 1,333.33 basis, and (C) 7,500 shares are designated Series C Preferred Stock, of which 7,000 have been purchased, redeemed or otherwise acquired by the Company and therefore cancelled pursuant to the Series C Articles of Amendment and of which 500 shares are issued and outstanding as of the date of this Agreement and which convert to Company Common Stock on a 1 to 1,333.33 basis; and (D) 2,000 shares are undesignated into a series or class (the “Undesignated Preferred Stock”), none of which have been issued. As of the date of this Agreement, the Company Capital Stock is held beneficially and of record by the Persons with the addresses on record with the Company and in the numbers of shares as set forth in Section 2.2(a)(i) of the Disclosure Schedule. All outstanding shares of Company Capital Stock (i) are duly authorized, validly issued, fully paid and non-assessable, (ii) were not issued in violation of any preemptive or similar rights created by statute, the Charter Documents as in effect from time to time, or any agreement to which the Company is (or was) a party or by which it is (or was) bound and (iii) except as set forth in Section 2.2(a)(ii) of the Disclosure Schedule, are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound, and together with all Company Options, have been issued in compliance in all material respects with all applicable federal and state securities Laws. As of the date hereof, there are no declared and unpaid dividends with respect to any shares of Company Capital Stock.
          (b) Section 2.2(b)(i) of the Disclosure Schedule sets forth for each holder of Company Options, the name and address on record with the Company of such holder, the number of shares of Company Common Stock issuable upon exercise of such Company Options held by such holder, the vesting schedule and exercise price of such Company Options and the dates on which such Company Options were granted and will expire. The Company has reserved a sufficient number of shares of Company Common Stock for issuance to the holders of the currently outstanding and unexercised Company Options upon the exercise of such Company Options. True, complete and correct copies of each form of agreement pursuant to which any such Company Option has been issued, as amended to date, have been made available to Parent. Except for the Company Options set forth in Section 2.2(b)(i) of the Disclosure Schedule, there are no outstanding options, warrants, calls, rights, commitments, convertible or exchangeable securities or other agreements or obligations of any kind to which the Company is a party or by which the Company is bound obligating the Company to grant, issue, deliver, sell, repurchase or redeem, or cause to be granted, issued, delivered, sold, repurchased or redeemed, any shares of the Company Common Stock or other securities of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company. Except as set forth in Section 2.2(b)(ii) of the Disclosure Schedule, (i) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting securities of the Company and (ii) there are no agreements to which the Company or, to the Knowledge of the Company, any of its Shareholders is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Common Stock or other securities of the Company.
     2.3 Subsidiaries. The Company does not have any Subsidiaries and does not otherwise directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any other corporation, limited liability company, partnership, association or Person.
     2.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to obtaining the requisite approval of the Shareholders of this Agreement (the “Sufficient Shareholder Vote”), the execution and delivery of this Agreement and any Related Agreements to which the Company is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which the Company is a party have been approved by the Board of Directors of the Company and the Board of Directors of the Company has determined that the transactions contemplated by this Agreement are in the best interests of the Company and its Shareholders. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, reorganization and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies; provided, however, that the Articles of Merger will not be effective until filed with and accepted by the Florida Department of State. The affirmative vote of (i) a majority of the outstanding shares of Company Common Stock, Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, (ii) at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series B Preferred Stock, voting as a separate class, and (iii) at least seventy-five percent (75%) of the outstanding shares of Series C Preferred Stock, voting as a separate class, are the only votes of the Shareholders necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.
     2.5 No Conflict.
          (a) Except as set forth on Section 2.5(a) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement, the Related Agreements to which the Company is a party and the Articles of Merger, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any breach, violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any right or benefit, or result in the creation of any material Lien upon any of the Company’s properties or assets, under (any such event, a “Conflict”) (i) any provision of the Charter Documents or the similar organizational documents of the Company, (ii) any Material Contract or (iii) any material Law applicable to the Company and any of its properties (whether tangible or intangible) or assets.
          (b) Section 2.5(b) of the Disclosure Schedule sets forth a list of Material Contracts pursuant to which consents, waivers and approvals of parties are required thereunder in connection with the Merger.
     2.6 Governmental Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity, is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement, the Related Agreements to which it is a party and the Articles of Merger, the performance by the Company of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby and thereby, except for (a) any necessary approval, or the termination or expiration of any waiting period, under the HSR Act and (b) the filing of the Articles of Merger with the Florida Department of State.
     2.7 Company Financial Statements. Section 2.7 of the Disclosure Schedule sets forth the (i) audited balance sheets of the Company as of January 31, 2009, as of January 30, 2010 and as of January 29, 2011, and the audited statements of income, cash flow and stockholders’ equity for the fifty-two week periods ended January 31, 2009, January 30, 2010 and January 29, 2011, respectively (the “Year-End Financials”), and (ii) an unaudited balance sheet of the Company as of July 30, 2011 (the “Balance Sheet Date”), and the related unaudited consolidated statement of income, cash flow and stockholders’ equity for the six month period then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred to as the “Financials”) have been prepared from the books and records of the Company and in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials fairly present in all material respects the financial condition of the Company and the results of operations and cash flows as of the dates and for the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The unaudited consolidated balance sheet of the Company as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”
     2.8 No Undisclosed Liabilities. Except as set forth in Section 2.8 of the Disclosure Schedule, the Company has no Liabilities required by GAAP to be reflected in the Financials other than (a) liabilities that are accrued and reflected on, or otherwise disclosed in, the Financial Statements, (b) liabilities that have arisen in the ordinary course of business since the Balance Sheet Date which are not materially adverse to the Company, including liabilities for payroll, lease payments and payments to suppliers, or (c) obligations to perform after the date hereof any Contracts which have been disclosed on Sections 2.11(a), 2.14, 2.20(a)(i), and 2.20(a)(iii) of the Disclosure Schedule, or which are not required to be disclosed on such sections of the Disclosure Schedule, because such Contracts do not meet the applicable disclosure thresholds.
     2.9 Absence of Changes. Except as provided in Section 2.9 of the Disclosure Schedule, since January 29, 2011 through the date of this Agreement, (a) the Company has conducted its business only in the ordinary course of business consistent with past practice, and (b) there has not occurred a Company Material Adverse Effect.
     2.10 Tax Matters. Except as set forth in Section 2.10 of the Disclosure Schedule, (a) the Company has timely filed all material Tax Returns required to have been filed by it, (b) all such Tax Returns are true and correct, accurate and complete in all material respects, (c) the Company has paid or specifically accrued for all Taxes owed by it which were due and payable (whether or not shown on any Tax Return), (d) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return, (e) there have been no claims against, or inquiries of, the Company in writing by a Governmental Authority, including in a jurisdiction where the Company does not file Tax Returns, that the Company is or may be subject to taxation by that jurisdiction, (f) there are no Liens on any of the Company’s assets that arose in connection with any failure (or alleged failure) to pay any Tax, (g) no unpaid Tax deficiency has been asserted in writing against or with respect to the Company by any Governmental Entity which Tax remains unpaid, (h) the Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Entities or, if not yet due and payable, set aside in appropriate accounts for future payment when due, (i) the Company has not granted and is not subject to, any waiver of the period of limitations for the assessment of Tax for any currently open taxable period, (j) the Company is not required to include in income any amount for (A) an adjustment pursuant to Section 481 of the Code or the regulations thereunder, (B) a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or (C) a prepaid amount received on or prior to the Closing Date, (k) the Company is not a party to any Tax allocation or sharing agreement excluding, however, any agreement or arrangement entered into in the ordinary course the primary purpose of which is not the allocation or payment of Tax liability and in which such provisions regarding Taxes are typical of such agreements or arrangements, (l) the Company neither (i) has been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return nor (ii) has any liability for the Taxes of any Person, under Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise, (m) there are no audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax

Returns of the Company currently pending, and, to the Company’s Knowledge, no such audits are threatened, proposed or contemplated; (n) the Company is not and has not been a real property holding corporation within the meaning Section 897(c)(2) of the Code during the applicable periods specified in such Section; (o) the Company has not engaged in any “reportable transaction” or “listed transaction” identified pursuant to Treasury Regulation Section 1.6011-4 or any similar provision of state, local, or foreign law; (p) since January 31, 2008, the Company has not distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 of the Code.
     2.11 Title to Properties; Absence of Liens and Encumbrances.
          (a) The Company does not currently own any real property. Section 2.11(a) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of its business (the “Leased Real Property”) and each lease, sublease, license or other occupancy agreement relating to the Leased Real Property to which the Company is a party or by which it is bound, the name of the lessor, licensor, sublessor, master lessor, lessee or other party using or occupying the same, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto (the “Lease Agreements”). The Company has made available to Parent a true, correct and complete copy of each Lease Agreement and all amendments or modifications thereto. All Lease Agreements are valid and effective and enforceable in accordance with their respective terms except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, reorganization and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies. The Company has performed in all material respects, and to the Company’s Knowledge each other party to any Lease Agreement has performed in all material respects, all of its obligations under each Lease Agreement. With respect to each Lease Agreement, there is not any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to the Company’s Knowledge, any other party to any Lease Agreement, and no rentals are past due. The Company has not sent or received any written notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any Lease Agreement, which has not been fully remedied and withdrawn.
          (b) The Leased Real Property is in good operating condition and repair (subject to normal wear and tear), and to the Company’s Knowledge, free from material structural, physical and mechanical defects and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Except as set forth in Section 2.11(b) of the Disclosure Schedule, neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and to the Knowledge of the Company, any such non-violation is not dependent on so-called non-conforming use exceptions. The Company does not owe any brokerage commissions or finders fees with respect to any Leased Real Property and would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

          (c) The Company has, and immediately after giving effect to the transactions contemplated by this Agreement will have, good, marketable and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties, rights, interests and assets, real, personal and mixed, used in, necessary for the conduct of or held for use in its business, including all such properties or assets owned by the Company reflected in the Company’s audited balance sheet for the fiscal year ended January 29, 2011 (except inventory and other assets disposed of in the ordinary course of business since January 29, 2011, and accounts or notes receivable paid since January 29, 2011 or as otherwise contemplated by this Agreement), free and clear of any Liens, except (i) Liens in favor of carriers, warehousemen, mechanics, materialmen and landlords granted in the ordinary course of business for amounts not overdue and for which adequate reserves have been established in accordance with GAAP, (ii) Liens for Taxes not yet due and payable, and (iii) common law or statutory Liens which do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby (collectively, “Permitted Liens”) and except as set forth in Section 2.11(c) of the Disclosure Schedule.
          (d) All equipment owned or leased by the Company currently in use and necessary for the conduct of its business as presently conducted is in good operating condition, regularly and properly maintained, subject to normal wear and tear.
     2.12 Intellectual Property.
          (a) Section 2.12(a) of the Disclosure Schedule lists all Registered Intellectual Property Rights and material unregistered Trademarks and Copyrights owned by, or filed in the name of, the Company (the “Company Registered Intellectual Property Rights”), including where applicable the jurisdiction in which each of the items of such Company Registered Intellectual Property Rights has been applied for, filed, issued or registered (as well as the applicable application and registration numbers, and whether owned by or licensed to the Company), and any proceedings or actions (other than any nonmaterial ordinary course office actions by the PTO) before any court, tribunal (including the PTO or equivalent authority anywhere in the world) or arbitrator related to any of the Company Registered Intellectual Property Rights. Section 2.12(a) of the Disclosure Schedule also lists all Intellectual Property Rights exclusively licensed to the Company.
          (b) Except as set forth in Section 2.12(b) of the Disclosure Schedule, the Company is the sole owner of the Company Registered Intellectual Property Rights, free and clear of any Liens (other than Permitted Liens, non-exclusive licenses granted by the Company in the ordinary course of business to third party contractors solely for purposes of providing services to the Company, and those Liens set forth in Section 2.12(b) of the Disclosure Schedule). In all material respects, (i) all registrations included in the Company Registered Intellectual Property Rights are in force, and all applications for registration included in the Company Registered Intellectual Property Rights are pending and have not been challenged, abandoned, cancelled or otherwise allowed to lapse, and (ii) the Company has complied with all applicable Law, including the duty of candor and payment when due of all fee and filing requirements, in connection with the prosecution and maintenance of all Company Registered Intellectual Property Rights. Subject to the qualifier set forth in first sentence of Section 2.12(c), and except as set forth in Section 2.12(b) of the Disclosure Schedule, the Company has (A) valid and enforceable, and exclusive (for the avoidance of doubt, exclusive within the scope of rights legally recognized for each item of Intellectual Property—e.g., the Company does not assert trademark ownership rights for the use of “BOSTON PROPER” for uses outside the scope of activities it undertakes in its business), ownership rights in, and has the right to use, sell, license, transfer or assign, the Company Intellectual Property owned by the Company, and the Company has not agreed to or created any restrictions on its ownership rights in or its right to use, sell, license transfer or assign Company Intellectual Property owned by the Company, and (B) subject to the qualifier set forth in first sentence of Section 2.12(c), has valid and enforceable rights in all other material Intellectual Property Rights used in its business, subject to the terms and conditions of the IP Licenses with respect to third party Intellectual Property Rights. All material Company Intellectual Property is, to the Knowledge of the Company, valid and enforceable in all material respects.
          (c) Since three (3) years prior to the date hereof and except as set forth in Section 2.12(c) of the Disclosure Schedule, the operation of the business of the Company, the Company Products and the Company’s use of the Company Intellectual Property and Technology owned or used by the Company have not infringed, misappropriated or otherwise violated in any material respect (i) to the Knowledge of the Company, any issued Patents or (ii) with respect to Intellectual Property Rights licensed to the Company by each third party, to the Knowledge of the Company, the Intellectual Property Rights of any other third party; however, the Company is in compliance in all material respects with such licenses, or (iii) any other Intellectual Property Rights, rights of publicity, privacy or other similar rights, of any other Person. Since three (3) years prior to the date hereof and except as set forth in Section 2.12(c) of the Disclosure Schedule, (A) to the Knowledge of the Company there has been no claim or other assertion, and (B) the Company has not received written notice or threat, in each case (A) and (B) from any Person claiming that such operation or any Company Product, Company Intellectual Property, Technology owned or used by the Company in its business infringes, misappropriates or otherwise violates any Intellectual Property Rights, rights of publicity, privacy or other similar rights of any Person or otherwise challenging the ownership, registrability (excluding office actions made by the applicable government agency), right to use, sell, distribute, license or sublicense, validity or enforceability of any Company Intellectual Property, Company Products or Technology owned or used by the Company in its business.
          (d) To the Knowledge of the Company, no Person has infringed or misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any material Company Intellectual Property, and since three (3) years prior to the date hereof, there has been no Intellectual Property Rights claim or other assertion made by the Company, and the Company has not sent written notice or threat, to any Person claiming that the operation of such Person’s business or any Intellectual Property Rights, product or Technology infringes, misappropriates or otherwise violates any Intellectual Property Rights, rights of publicity, privacy or other similar rights owned or controlled by the Company or otherwise challenging the ownership, right to use, sell, distribute, license or sublicense, validity or enforceability of any Intellectual Property Rights, products or Technology.
          (e) Neither the Company, any Company Products nor any Intellectual Property Rights owned by the Company, is subject to any outstanding judgments, governmental orders, consents, indemnifications, forbearances to sue, settlement agreements or other arrangements in connection with the resolution of any claims, disputes or other assertions in all cases that restrict the Company with respect to any material Intellectual Property Rights.
          (f) Except as set forth in Section 2.12(f) of the Disclosure Schedule, each current or former employee, officer, consultant or independent contractor of the Company that, in connection with their respective relationships with the Company, has developed, contributed to or modified or improved any Company Products, Intellectual Property Rights or Technology that is material, individually or in the aggregate, to the business of the Company as currently conducted has assigned all of his, her or its right, title and interest in and to such developments, contributions, modifications or improvements to Company Products, Intellectual Property Rights and Technology to the Company and has agreed to keep confidential any confidential information of the Company.
          (g) None of the Securityholders or their Affiliates (other than the Company) (i) owns, has an interest in, or grants any rights to the Company with respect to any Company Products, Intellectual Property Rights or Technology used or held for use by the Company other than the assignment of rights to the Company made by any Securityholders who are employees; (ii) has possession of or any license or other right, title or interest in or to any Company Products, Intellectual Property Rights or Technology owned by the Company (other than the possession of and right to use and modify such in connection with their duties to the Company); or (iii) has any license or other right, title or interest in or to any third party Intellectual Property Rights or Technology from the Company (other than the right to possess and use third party Intellectual Property Rights and Technology in connection with their duties to the Company).
     2.13 Information Technology Systems, Customer Information.
          (a) Except as set forth in Section 2.13(a) of the Disclosure Schedule, no third party has any license, escrow right, option or other right, title or interest in or to (including any right to receive any royalty, honorarium or other payment) any, and has not had access to any material Intellectual Property Rights or Technology the Intellectual Property Rights of which are owned by the Company or any Customer Information (other than employees, third party contractors whose rights therein and access and use thereof was limited to use in connection with providing services to the Company, and who remain under confidentiality obligations, and the authorized access and use provided to the Company’s Technology and information to the public via the Company’s website). Except as set forth in Section 2.13(a) of the Disclosure Schedule, the Company possesses all source code, compilers and other Intellectual Property Rights, Technology and documentation necessary to compile and otherwise create fully operable executable versions of material software currently used in its business in which the Intellectual Property Rights are owned by the Company. Except as set forth in Section 2.13(a) of the Disclosure Schedule, no Intellectual Property Rights owned by the Company or any of Company Subsidiaries and, to the Knowledge of the Company, no Technology owned by the Company is subject to, any “open source,” “free” or similar licensing or distribution terms and conditions.
          (b) Except as set forth in Section 2.13(b) of the Disclosure Schedule: (i) the material information systems and other material Technology owned or used by the Company operate and perform in accordance with their documentation and functional specifications in the possession of the Company in all material respects as required by the Company in connection with its business as currently conducted; (ii) since three (3) years prior to the date hereof: (A) the Company has taken commercially reasonable measures (including, without limitation, implementing reasonable measures with respect to technical and physical security) with respect to the security of its material information systems and other material information systems controlled by it, and the confidentiality and security and integrity of all material confidential information and all personal information within its control, including all Customer Information; (B) the Company has maintained commercially reasonable back-up and disaster recovery capabilities for its material information systems and data (including Customer Information) substantially consistent with industry practices, and to the Knowledge of the Company there has been no loss of any material data of the Business in the three (3) years prior to the date hereof; and (C) the Company has complied in all material respects with (x) all applicable Laws relating to privacy, data protection and the collection and use of personal information, including all Customer Information, (y) all rules, policies and procedures applicable to the Company with respect to any Customer Information and other personal information in its control relating to privacy, data protection and the collection and use of personal information (copies of all of which have been provided to Parent), and (z) all applicable credit card company and other financial institution, industry or other applicable security standards and requirements, including the Payment Card Industry requirements to the extent applicable; and (iii) to the Knowledge of the Company, there has been no material unauthorized access to, unauthorized disclosure or unauthorized use of any personal information controlled by the Company, including any Customer Information, or of any material confidential information of the Company, and to Knowledge of the Company no unauthorized access to or unauthorized use of the information systems and other Technology in the possession or control or used on behalf of the Company. Since three (3) years prior to the date hereof, no claims or other assertions have been made or threatened against the Company by any third party alleging a violation of such third party’s privacy, personal or confidentiality rights or a violation of any of the foregoing Section 2.13(b).
          (c) As of the Effective Time, the Company shall exclusively own the Customer Information (subject to the rights of each individual with respect to such individual’s personal information, and excluding independent gathering or collection (other than from or on behalf of the Company, and without referencing the Customer Information) by a third party of any information (such as name, address and email) included in the Customer Information) and (subject to the rights of each individual with respect to such individual’s personal information) will have unrestricted rights to disclose, sell, rent, send communications to individuals whose information is included in, and otherwise to use such Customer Information without notification to, consent of, or payment of any further consideration to, the Securityholders, any Affiliate of the Securityholders (other than the Company) or any third party, in all such cases noted in this Section 2.13(c), subject to applicable Law and the Company’s applicable privacy policies.
     2.14 Agreements, Contracts and Commitments.
          (a) Except as set forth in Section 2.14 of the Disclosure Schedule, the Company is not a party to, nor is bound by any of or any commitment to enter into any of the following Contracts (each, a “Material Contract”):
               (i) any vendor or supply Contract involving expenditures of greater than $150,000 per year by the Company for the purchase of goods or services;

               (ii) any employment, contractor or consulting Contract with an employee or consultant, contractor or salesperson that would reasonably be expected to result in payment in excess of $150,000 in any year, whether or not such service provider is terminable by the Company at will and without penalty;
               (iii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any severance or change of control agreements);
               (iv) (A) any lease of personal property or equipment requiring payments of greater than $50,000 per year and (B) any real property lease;
               (v) any Contract relating to capital expenditures and involving future payments in excess of $20,000 individually or $50,000 in the aggregate;
               (vi) any Contract relating to the disposition or acquisition of material assets or any interest in any business enterprise outside the ordinary course of the business of the Company;
               (vii) any mortgages, indentures, guaranties, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;
               (viii) any Contract containing covenants or other obligations granting or containing any current or future commitments regarding exclusive rights, non-competition, non-solicitation, “most favored nations,” restriction on the operation or scope of its business or operations, or similar terms;
               (ix) any in-bound licenses, out-bound licenses and cross-licenses, and any other contracts granting any other right, title or interest, with respect to material Intellectual Property Rights (whether the Company is (1) grantor or (2) grantee), but excluding (A) non-disclosure agreements that do not disclose any material confidential information and contain only ordinary course confidentiality obligations, (B) standard non-exclusive end user licenses and other standard non-exclusive customer agreements entered into by the Company in the ordinary course of business by which the Company licenses generally commercially available, non-customized Shrink-Wrap Code having a total acquisition cost, in the aggregate for all use by the Company of less than $100,000 for all use thereof of the Company;
               (x) any joint venture, partnership, stockholder, voting trust or similar Contracts (other than the Voting Agreement);
               (xi) any Contract containing change of control provisions relating to the Company;

               (xii) any Contract requiring the Company to indemnify or hold harmless any person in respect of which the potential obligation could be material to the Company;
               (xiii) any Contract that would prevent, materially delay or materially impede the Company’s ability to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement;
               (xiv) any other Contract not identified in clauses (i) through (xiii) above with any of its officers, directors, employees, Affiliates or stockholders (or any Affiliates of any of the foregoing);
               (xv) any other Contract not identified in clauses (i) through (xiv) above that involves $150,000 or more and is not cancelable by the Company without penalty within ninety (90) days; or
               (xvi) any other Contract not identified in clauses (i) through (xv) above with a duration or term of one year or more and is not cancelable by the Company without penalty.
          (b) The Company has made available to Parent true, correct and complete copies of all Material Contracts, including each amendment, supplement or modification thereto, as in effect on the date hereof. The Company is in compliance in all material respects with, and has not materially breached, violated or defaulted under, or received written notice (or to the Company’s Knowledge, other notice) that it has materially breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor does the Company have any Knowledge of any event that would constitute such a material breach, violation or default with the lapse of time, giving of notice or both, nor to the Knowledge of the Company is any party obligated to the Company pursuant to any such Material Contract subject to any default thereunder. None of the parties to any Material Contract has terminated or given written notice (or to the Company’s Knowledge, other notice) of termination to the Company of any such Material Contract or written notice of any such party’s intention not to use the Company’s services or to provide services to the Company under any of the Material Contracts. Each Material Contract is valid and binding and in full force and effect except to the extent that the same may be subject to the Laws of general application relating to bankruptcy, insolvency, reorganization and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies.
     2.15 Interested Party Transactions. To the Knowledge of the Company, except as set forth in Section 2.15 of the Disclosure Schedule, no officer, director, employee, or Shareholder of the Company (nor, to the Knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has directly or indirectly, (i) any interest in any entity that sells or furnishes to the Company, any goods or services, or (ii) a beneficial interest in any Material Contract to which the Company is a party (other than in such person’s capacity as a Shareholder, director, officer or employee of the Company); provided, however, that ownership of no more than two percent (2%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.15.

No officer, director, employee, or stockholder has any loans outstanding from the Company except for business expenses in the ordinary course of business, consistent with past practices, to directors or employees of the Company.
     2.16 Governmental Authorization. Except as set forth in Section 2.16(a) of the Disclosure Schedule, each material consent, license, permit, certificate, franchise, exemption, grant or other authorization of any Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the business of the Company as currently conducted or the holding of any such interest (collectively, “Company Authorizations”), has been issued or granted to the Company by such Governmental Entity. The Company Authorizations are valid and in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business as presently conducted or hold any interest in its properties or assets. All Company Authorizations are listed on Section 2.16(a) of the Disclosure Schedule. The Company is in compliance in all material respects with the terms of such Company Authorizations. The Company has not received written notice from any Governmental Entity in the past three years of any violation in respect of any such Company Authorizations.
     2.17 Litigation. Except as set forth in Section 2.17 of the Disclosure Schedule, since January 1, 2009, there has been no action, suit, claim, proceeding, judgment, decree, settlement, rule or order or, to the Company’s Knowledge, investigation of any nature pending, resolved, rendered, or, to the Company’s Knowledge, threatened in writing against the Company or any of the Company’s officers or directors in their capacity as such. There are no writs, injunctions, decrees, arbitration decisions, unsatisfied judgments or similar orders currently outstanding against the Company, its properties or assets or any of the Company’s officers or directors in their capacity as such. There are no internal investigations or whistle-blower complaints pending or, to the Company’s Knowledge, threatened against the Company. There is no action, suit, claim or proceeding of any nature pending or, to the Company’s Knowledge, threatened that would prohibit, prevent or materially delay consummation of the Merger or the other transactions contemplated hereby.
     2.18 Environmental Matters. The Company has not: (i) received any written notice of any alleged claim, investigation, request for information, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) (A) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, (B) arranged for the disposal, discharge, storage or release of any Hazardous Materials, or (C) exposed any employee or other individual to any Hazardous Materials so as to give rise to any material liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that requires it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of violations of Environmental Laws or activities of the Company, if any, related to Hazardous Materials. The Company is and has been in material compliance with all applicable Environmental Laws. The Company is not subject to any orders or decrees pursuant to any applicable Environmental Law. The Company has made available to Parent all environmental audits and environmental assessments of any facility owned or leased by the Company, if any. There are no Hazardous Materials in, on, or under any properties owned or leased by the

Company such as could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws.
     2.19 Brokers’ and Finders’ Fees. Except as set forth in Section 2.19 of the Disclosure Schedule or the investment banking fee owed to Janney Montgomery Scott LLC by the Company, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.
     2.20 Employee Benefit Plans and Compensation.
          (a) Schedule. Section 2.20(a)(i) of the Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement (collectively, the “Company Benefit Arrangements”). Section 2.20(a)(ii) of the Disclosure Schedule sets forth a table setting forth for each employee of the Company, such employee’s name, hiring date, current annual salary, bonus and vacation, sick and personal hours per year.
          (b) With respect to each of the Company Benefit Arrangements, the Company has made available to Parent complete copies of each of the following documents: (i) the Company Benefit Arrangement (including all amendments thereto); (ii) the two most recent annual reports and actuarial reports, if required under ERISA or the Code; (iii) the most recent Summary Plan Description, together with each Summary of Material Modifications, if required under ERISA; (iv) if the Company Benefit Arrangement is funded through a trust or any third party funding vehicle, the trust or other funding agreement (including all amendments thereto) and the most recent financial statements thereof; and (v) the most recent determination or opinion letter, as the case may be, received from the IRS with respect to Company Benefit Arrangement that is intended to be qualified under Section 401(a) of the Code.
          (c) Employee Plan Compliance. The Company has performed all material obligations required to be performed by it under each Company Benefit Arrangement and the Company does not have Knowledge of any material default or violation by any other party to any Company Benefit Arrangement. Each Company Benefit Arrangement has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. Any Company Benefit Arrangement intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter valid as to the Company, if applicable) with respect to its qualified status under the Code and to the Knowledge of the Company no events have occurred that could reasonably be expected to cause the loss of such qualification. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA, has occurred with respect to any Company Benefit Arrangement. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened (other than routine claims for benefits) against any Company Benefit Arrangement or against the assets of any Company Benefit Arrangement. Each Company Benefit Arrangement that is an “employee benefit plan” within the meaning of Section 3(3) of ERISA can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to the Company (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Benefit Arrangement. The Company is not subject to any material penalty or Tax with respect to any Company Benefit Arrangement under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.
          (d) No Pension Plans. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Title IV of ERISA or Section 412 of the Code.
          (e) Collectively Bargained, Multiemployer and Multiple Employer Plans. Neither the Company nor any ERISA Affiliate has ever contributed to or been obligated to contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.
          (f) No Post-Employment Obligations. Except as set forth in Section 2.20(f) of the Disclosure Schedule, no Company Benefit Arrangement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other material retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute.
          (g) Effect of Transaction. Except as set forth in Section 2.20(g) of the Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) (x) constitute an event under any Company Benefit Arrangement that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, or (y) result in any “excess parachute payments” within the meaning of Section 280G(b)(i) of the Code. Notwithstanding the foregoing, the Company makes no representations hereunder with respect to amounts paid pursuant to those certain agreements entered into between the Parent and any Employee subsequent to, or in connection with, the Closing.
          (h) No Company Benefit Arrangement that is subject to Section 409A of the Code has failed to satisfy the documentary requirements of Section 409A of the Code or has been operated in a manner that could give rise to a tax under Section 409A of the Code.
          (i) Employment Matters. The Company is in compliance in all material respects with all applicable Laws respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, including all civil rights and anti-discrimination laws, rules and regulations, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, bonuses, benefits, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for

Employees (other than routine payments to be made in the normal course of business and consistent with past practice). The Company is not party to a conciliation agreement, consent decree, or other agreement or order with any federal, state, or local agency or Governmental Entity with respect to employment practices. Except as set forth in Section 2.20(i) of the Disclosure Schedule, the services provided by the Company’s Employees are terminable at the will of the Company.
          (j) To the Knowledge of the Company, the manufacturers, contractors and subcontractors engaged in the manufacturing of products for the Company (“Manufacturers”) are in compliance with all applicable Laws respecting employment and employment practices. To the Knowledge of the Company, none of the Manufacturers utilize forced labor, prison labor, convict labor, indentured labor, child labor, corporal punishment or similar forms of extreme mental or physical coercion in connection with the manufacture of the products for the Company. To the Knowledge of the Company, no complaint, claim, lawsuit or charge has been made against any Manufacturers that could result in liability to the Company.
          (k) Labor. No work stoppage or labor strike against the Company is pending, or to the Knowledge of the Company, threatened in writing. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Employees, nor have there been any such activities or proceedings within the preceding three (3) years. There are no actions, suits, claims, or administrative matters, labor disputes or grievances pending or, to the Knowledge of the Company, threatened in writing, nor, to the Knowledge of the Company, any audits or investigations pending or threatened in writing against the Company, relating to any labor matters, wages, benefits, or discrimination matters involving any Employee, including claims of unfair labor practices, discrimination, harassment or wrongful termination complaints. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company. Except for the terms of any of the Lease Agreements, no Contract to which the Company is a party restricts in any material respect the Company from relocating, closing or terminating any of their operations or facilities or any portion thereof.
          (l) WARN Act Compliance. During the last 90 days the Company has not effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or (ii) effectuated a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or (iii) terminated or announced the termination of the employment of more than a total of 20 employees (other than “seasonal workers,” as defined by the WARN Act, terminated in the ordinary course of business).
     2.21 Insurance. Section 2.21 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. Such policies and bonds are in full force and effect, all premiums due and payable have been paid, and no notice of default, cancellation or termination, coverage limitation or reduction or material premium increase with respect to any such policy has been received by the Company with respect to any such policy. The Company has complied in all material respects with the terms and provisions of such policies and bonds. There is no material claim by the Company pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. All insurance policies maintained by the Company will remain in full force and effect following consummation of the transactions contemplated by this Agreement.
     2.22 Compliance with Laws. The Company has complied in all material respects with, is not in violation of, and has not received any written notice of any violation with respect to, any material Laws applicable to it, and no Person has asserted in writing or otherwise that any event has occurred or circumstance exists that is reasonably likely to constitute a violation of, or result in a failure to comply with, any material Laws applicable to it. Notwithstanding anything to the contrary herein, no representation or warranty is made pursuant to this Section 2.22 with respect to the Company’s compliance with Laws specifically covered by Sections 2.2(a), 2.10, 2.12, 2.13, 2.18, 2.20, 2.23 or 2.25, as to which the exclusive representations and warranties of the Company as set forth in each such Section, as applicable.
     2.23 Products. Since January 1, 2009, there has not been any, and there is no pending or, to the Knowledge of the Company, threatened in writing (a) recall or investigation of, or with respect to, any of the Company Products, or (b) claim against the Company under any Applicable Law governing (i) manufacturers’ and distributors’ liabilities for the safety of such products or (ii) manufacturers’ liabilities alleging the defectiveness of such products, other than claims of customers in the ordinary course of business which, individually or in the aggregate, are not material to the Company.
     2.24 Suppliers. Section 2.24 of the Disclosure Schedule lists (a) the suppliers, for each of (x) the six months ended July 30, 2011, and (y) the fiscal year ended January 29, 2011, who were the ten (10) largest suppliers of goods and services to the Company, based on amounts paid by the Company to such suppliers during such periods (each, a “Significant Supplier”) and (b) for each Significant Supplier, the list of items on order (by classifications in units and dollars at cost) with such Significant Supplier. The Company has no Knowledge that any Significant Supplier intends to terminate any Contract between such Significant Supplier and the Company. The Company has not within the past year been engaged in a material dispute with any Significant Supplier. The Company has not received any written notice that any such Significant Supplier plans to sell supplies, merchandise and other goods to the Company at any time after the Closing Date on terms and conditions materially different from those used in its current sales to the Company, subject only to general and customary price increases.
     2.25 Ethical Practices. To the Knowledge of the Company, neither the Company nor any director, officer, agent or employee of the Company has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (c) made any other unlawful payment, or (d) violated any applicable money laundering or anti-terrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any Applicable Law of similar effect.

     2.26 Bank Accounts. Section 2.26 of the Disclosure Schedule lists all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto).
     2.27 Inventory. Subject to any reserve therefor in the Year-End Financials, at January 29, 2011, all Inventories (including Inventory ordered but not yet received) consisted of items of a quality usable or saleable in the ordinary course of business consistent with past practices and were in quantities reasonably sufficient for the normal operation of the business of the Company in accordance with past practices. Since January 29, 2011, the Company has continued to replenish its Inventory and to dispose of out-of-season and slow-moving Inventory in a normal and customary manner consistent with past practices prevailing in the business of the Company.
     2.28 Other Information. Subject to Section 3.9, to the Knowledge of the Company, all forecasts, projections, models, budgets or estimates heretofore delivered to Parent by the Company or a Company Representative have been prepared in good faith and without any intention to mislead, on the basis of the information available at the time of their preparation and assumptions believed by Company management to be reasonable at such time.
     2.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article II (as modified by the Disclosure Schedule), neither the Company nor its Affiliates, nor any of their respective officers, directors, employees, equity holders, agents or representatives (any of the foregoing, including the company, a “Company Representative”), nor any other Person, makes or has made any other representation or warranty, express or implied, at law or in equity, in respect of the Company or its Affiliates, their respective businesses, the Securityholders, the Merger or any of the other transactions contemplated by this Agreement or the Related Agreements, including, (i) any representation or warranty, express or implied, as to condition, merchantability, suitability, or fitness for a particular purpose of any of the assets of the Company or (iii) any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or its business.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Each of Parent and Merger Sub hereby represents and warrants to the Company that on the date hereof and as of the Closing Date, as though made on the Closing Date and as of the Effective Time, as follows:
     3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the FBCA. Merger Sub is a corporation duly organized, validly existing and in good standing under the FBCA. Each of Parent and Merger Sub has the corporate power to own, lease, operate or otherwise hold its properties and assets and to carry on its business as currently conducted and is duly qualified or licensed to do business and is in good standing and as a foreign corporation in each jurisdiction where such qualification or licensure is required by Law, except for those jurisdictions where the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
     3.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no further action is required on the part of Parent or Merger Sub to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which Parent and Merger Sub are parties have been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, except as such enforceability may be subject to the Laws of general application relating to bankruptcy, insolvency, reorganization and the relief of debtors and rules of Law governing specific performance, injunctive relief, or other equitable remedies. No vote or other action of the stockholders of Parent is required by applicable Law, Parent’s certificate of incorporation or bylaws, or otherwise in order for Parent and Merger Sub to consummate the transactions contemplated hereby.
     3.3 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party, the performance by Parent and Merger Sub of their obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect, (ii) any necessary approval, or the termination or expiration of any waiting period, under the HSR Act, and (iii) the filing of the Articles of Merger with the Secretary of Florida Department of State.
     3.4 No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and any Related Agreement to which Parent or Merger Sub is a party, the performance by Parent and Merger Sub of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, will not Conflict with (i) any provision of the certificate/articles of incorporation, bylaws, or similar organizational documents of Parent or Merger Sub, each as amended to date and in full force and effect on the date hereof, or (ii) any material Laws applicable to Parent or Merger Sub or any of their respective properties (whether tangible or intangible) or assets.
     3.5 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of Parent, threatened, against Parent or Merger Sub or any of their respective properties or officers or directors in their capacity as such which, if adversely determined, would reasonably be expected to prohibit or restrain the ability of Parent or Merger Sub to enter into this Agreement or the Related Agreements, to perform their obligations hereunder and thereunder or to consummate the Merger or the other transactions contemplated hereby or thereby.
3.6	Interim Operations of Merger Sub.
          (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.
          (b) All of the issued and outstanding equity of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all Liens, options, rights of first refusal, stockholder agreements, limitations on Parent’s voting rights, charges and other encumbrances of any nature whatsoever.
          (c) As of the date hereof and as of the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation and (ii) this Agreement and the Related Agreements to which it is a party or in furtherance of the transactions contemplated hereby or thereby, Merger Sub has not incurred, directly or indirectly, through any of its Subsidiaries or Affiliates, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
     3.7 Solvency; Ability to Perform Agreement. Parent is now solvent and has immediately available funds sufficient to consummate the transactions contemplated by this Agreement, including the payment of all fees and expenses payable by Parent in connection with the transactions contemplated by this Agreement. Parent will not become insolvent as a result of consummating the transactions contemplated by this Agreement.
     3.8 Investment Intent. Parent is acquiring the Company Capital Stock for its own account and not with a view to its distribution within the meaning of the Securities Act of 1933, as amended, and the rules and regulations issued pursuant thereto.
     3.9 Parent and Merger Sub Acknowledgement. Each of Parent and Merger Sub acknowledges that except as expressly set forth in this Agreement (as modified by the Disclosure Schedule), none of the Company, any Securityholder, nor any other Person acting on behalf of the Company or any Securityholder, nor any Affiliate of the Company or any Securityholder (a) has made any representation or warranty, express or implied, regarding the Company or the Securityholders, and the Related Agreements or (b) makes or will be deemed to have made hereunder any representations or warranties, express or implied, at law or in equity, of any kind or nature whatsoever concerning or as to the accuracy or completeness of any projections, budgets, forecasts or other forward-looking financial information concerning the future revenue, income, profit or other financial results of the Company. In addition, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make any such projections, budgets, forecasts or other forward-looking financial information and actual results of operations may differ materially from any such projections, budgets, forecasts or other forward-looking financial information. Parent and Merger Sub have conducted such investigations of the Company as it deems necessary and appropriate in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and has been provided access to the Company, its books and records, management and employees, and facilities as was necessary to conduct such investigation.
     3.10 Brokers’ and Finders’ Fees. Except as for the fees of Peter J. Solomon & Co., which will be paid by Parent, neither Parent nor Merger Sub has incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby.
     3.11 Board Approval. The board of directors of Parent and the sole shareholder and board of directors of Merger Sub have adopted resolutions authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. Parent and Merger Sub have provided the Company with true and correct copies of all such resolutions authorizing this Agreement and the transactions contemplated hereby, which are in full force and effect as of the date hereof and as of the Closing Date.
ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME
     4.1 Conduct of Business of the Company. Except for matters expressly contemplated by this Agreement or expressly set forth in Section 4.1 of the Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees: (i) except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), to conduct its business in the usual, regular and ordinary course consistent with past practice, and in accordance with all applicable Laws; (ii) to pay the Liabilities of the Company in the ordinary course of business consistent with past practice, (iii) to pay Taxes of the Company when due (subject to Section 4.1(r) below); (iv) to pay or perform other obligations when due; (v) to preserve intact the present business organization of the Company; (vi) to use its commercially reasonable efforts to maintain all Company Authorizations; and (vii) to use commercially reasonable efforts to keep available the services of the present officers and key employees of the Company and to preserve the relationships of the Company with suppliers, distributors, contractors, licensors and others having business dealings with it. In addition to the foregoing, except as expressly contemplated by this Agreement or required by applicable Law, and except as expressly set forth in Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement until the earlier of the termination date of this Agreement or the Effective Time:
          (a) (i) increase the compensation payable to or to become payable to any of its directors, officers, contractors or Employees, except for payment of the Employee Bonus Payments (which the Company will remit to the applicable recipients prior to or on the Closing

Date) and except for increases in salary or wages payable or to become payable to Employees (other than members of senior management) in the ordinary course of business and consistent with past practice, (ii) grant any severance or termination pay (other than pursuant to existing severance arrangements or policies as in effect on the date of this Agreement) to, or enter into or modify any employment or severance agreement with, any of its directors, officers or Employees, or (iii) adopt or amend any Company Employee Plan, in each case except as may be required by applicable Law;
          (b) (i) redeem, repurchase or otherwise reacquire any shares of Company Capital Stock or Options, (ii) effect any reorganization or recapitalization of the Company, or (iii) split, combine or reclassify any of the Company Capital Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of Company Capital Stock;
          (c) issue, pledge, deliver, award, grant or sell, or authorize or propose the issuance, pledge, delivery, award, grant or sale (including the grant of any encumbrances) of, any shares of any class of the Company Capital Stock (including shares held in treasury), or any Options or other securities convertible into or exchangeable or exercisable for shares of any class of Company Capital Stock;
          (d) (i) acquire or agree to acquire, merge or consolidate with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person or (ii) make or commit to make any investments other than short-term liquid investments in the ordinary course of business and consistent with past practice;
          (e) sell, lease, exchange, assign, mortgage, pledge, transfer or otherwise dispose, encumber or allow to become subject to any additional Lien not in existence on the date hereof (other than Permitted Liens) any of its properties, rights or assets, except for sales to consumers in the ordinary course of business and consistent with past practice;
          (f) propose or adopt any amendments to the Charter Documents;
          (g) make any change in any of its methods, policies or practices of accounting (including without limitation, any change in depreciation or amortization policies or rate or any change in the methods, policies or practices pertaining to the recognition of accounts receivable or the discharge of accounts payable or accounting for inventories) or make any material reclassification of assets or liabilities, except as may be required by Law or GAAP;
          (h) incur, assume or guarantee any obligation for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, or enter into any “keep well” or other agreement to maintain the financial condition of another Person or make any loans, or advances of borrowed money or capital contributions to, or equity investments in, any other Person or issue or sell any debt securities, other than purchase money indebtedness not to exceed $150,000 in aggregate incurred in the ordinary course of business consistent with past practice under existing loan or trade credit agreements;

          (i) sell, lease, transfer, assign or otherwise dispose of any personal information of any Person, or any Customer Information, or disclose any such information, other than nonexclusively if and as necessary to conduct ordinary course of business consistent with past practice and pursuant to commercially reasonable confidentiality protection;
          (j) grant or acquire (or agree to grant or acquire), or abandon, cancel or otherwise dispose of or permit to lapse, any right, title or interest in or to , any Intellectual Property Rights owned or controlled by the Company, or disclose to any third party (other than representatives of Parent), any material confidential or propriety information, except in each case nonexclusively if and as necessary to conduct ordinary course of business consistent with past practice and pursuant to adequate confidentiality protection.
          (k) create or incur any Liens (other than Permitted Liens) on the properties, rights or assets of the Company or on the Company Capital Stock;
          (l) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any Company Products;
          (m) enter into any operating lease with an aggregate value in excess of $50,000;
          (n) make any capital expenditures, capital additions or capital improvements other than (i) expenditures for routine or emergency maintenance and repair or (ii) expenditures in the ordinary course of business and consistent with past practice;
          (o) enter into, modify in any material respect, amend or breach in any material respect or terminate (other than the expiration of Contracts in accordance with its terms) any Contract, commitment, understanding or other arrangement that is or would be a Material Contract in each case involving annual expenditures or liabilities in excess of $150,000 or which is not cancelable within six months without penalty, or waive, release or assign any rights or claims, other than such waivers, releases or assignments as are in the ordinary course of business consistent with past practice and which, individually or in the aggregate, are not material to the Company;
          (p) enter into any real property lease or amend, terminate or waive any rights with respect to any Lease Agreement;
          (q) enter into any collective bargaining agreement;
          (r) make or change any Tax election, change any annual Tax accounting period, change any method of Tax accounting, file an amended Tax Return, consent to an extension or waiver of the statute of limitations, enter into any closing agreement with respect to any Tax, settle any Tax claim or any assessment or surrender any right to claim a Tax refund;
          (s) (i) pay, discharge or satisfy any material claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except the payment, discharge or satisfaction of (x) Liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with the terms thereof as in effect on the date hereof or (y) claims settled or compromised to the extent permitted by Section 4.1(t), or (ii) waive, release, grant or transfer any rights of material value other than in the ordinary course of business consistent with past practice;
          (t) settle or compromise, or take any material action with respect to, any material litigation, action, claim, suit or proceeding or investigation; provided, that, subject to Sections 4.1(r) and 5.12(c), the Company may settle any litigation, action, claim, suit or proceeding in an aggregate amount not in excess of $75,000 and that does not involve any material non-monetary obligations on the part of the Company or any Affiliate of the Company (including, after the Effective Time, Parent or an Affiliate of Parent);
          (u) make any payment to an Affiliate, except (i) dividends or distributions to holders of Company Capital Stock, (ii) in accordance with the terms of any Contract listed in Sections 2.14 or 2.15 of the Disclosure Schedule, (iii) compensation to Employees in the ordinary course of business or (iv) in accordance with Section 4.1(a);
          (v) enter into any agreement containing any provision or covenant limiting in any respect the ability of the Company or its Affiliates (which from and after the Effective Time shall include Parent) to (i) sell or buy any products or services to or from any other person, (ii) engage in any line of business, or (iii) compete with any person;
          (w) materially change its advertising, promotional, pricing, or purchasing policies;
          (x) manage working capital other than in the ordinary course of business consistent with past practice, including shortening or lengthening the customary payment cycles for any of its payables or its receivables or failing to maintain and manage inventory levels consistent with past practice;
          (y) (i) increase its employee headcount, other than filling new positions that have been approved by the Company as of the date of this Agreement or filling open positions, or (ii) terminate the employment of any of its officers or key Employees without cause;
          (z) take any action for its winding up, liquidation, dissolution or reorganization or for the appointment of a receiver, administrator or administrative receiver, trustee or similar officer of all or any of its respective assets or revenues;
          (aa) enter into any line of business not currently conducted by the Company; or
          (bb) enter into any agreement or take or commit to take any action or omit to take any action which would, if entered into, taken or omitted at or before the Effective Time, result in a breach of any of the foregoing covenants contained in this Section 4.1, make any of the representations or warranties of any of the Company contained in this Agreement untrue or incorrect as of the Effective Time or prevent the Company from performing its covenants or obligations hereunder.

Parent acknowledges that any action taken with the written consent of Parent pursuant to this Section 4.1, or that is disclosed in Section 4.1 of the Disclosure Schedule, in each case that causes any representation and warranty set forth in Article II, as modified by the Disclosure Schedule, to be inaccurate as of the Closing Date, shall be deemed to not be a breach of such representation or warranty for all purposes of this Agreement.
Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations. Notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in Section 4.1 or elsewhere in this Agreement to the extent that the requirement of such consent would, upon advice of counsel, violate applicable Law.
     4.2 No Solicitation Nor Negotiations. Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Article VIII, the Company shall not, and the Company shall not authorize any of its officers, directors, Employees, stockholders, agents, representatives or Affiliates to, directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, knowingly encourage, seek, entertain, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (b) disclose any information to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to its properties, technologies, books or records, in either case in connection with any potential Acquisition Proposal, (c) assist or cooperate with any Person to make any Acquisition Proposal, or (d) enter into any agreement with any Person with respect to any Acquisition Proposal. The Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) that are the subject matter of clause (a), (b), (c) or (d) above. In the event that the Company or any of the Company’s Affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with of Article VIII, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, the Company shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) subject to any pre-existing confidentiality obligations enforceable against the Company or its Affiliates, notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal. If the Company is prohibited from disclosing any information pursuant to this Agreement as a result of pre-existing confidentiality obligations, the Company shall endeavor in good faith to disclose the maximum amount of information possible to Parent as required under this Agreement without violating the terms of such pre-existing confidentiality obligations and shall use reasonable commercial efforts to cause the Person making such offer or proposal to waive such confidentiality obligation to the extent necessary to disclose to Parent the information required by the preceding sentence. Notwithstanding anything to the contrary contained herein, at any time prior to receipt of the Sufficient Shareholder Vote, if the Company receives a bona fide written Acquisition Proposal, that was unsolicited and did not otherwise result from a breach of this Section 4.2, the Company may furnish non-public information with respect to the Company to the Person who made such proposal and may participate in discussions regarding such proposal if (x) the Board of Directors of the Company determines in good faith, after receiving advice from outside legal counsel, that failure to do so would constitute a violation of the fiduciary duties of the Company’s Board of Directors to the Shareholders under Applicable Law and (y) the Board of Directors of the Company determines in good faith, after receiving advice from its financial advisor and outside legal counsel, that such proposal is reasonably likely to lead to a Superior Proposal. In addition, if the Company’s Board of Directors determines in good faith, after receiving advice from its financial advisor and outside legal counsel, that any such Acquisition Proposal is a Superior Proposal, then the Company’s Board of Directors may make a Change in Recommendation, and subject to the provisions of Section 8.1(g), terminate this Agreement.
     4.3 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 of this Agreement without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to the following individual:
Kent Kleeberger,
Executive Vice President & Chief Operating Officer
Telephone: (239) 274-4987
E-mail address: kent.kleeberger@chicos.com
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Information Statement; Shareholder Approval.
          (a) As soon as practicable after the date hereof, the Company shall use its commercially reasonable efforts to obtain the Sufficient Shareholder Vote pursuant to a written shareholder consent in accordance with FBCA and the Charter Documents. In connection with such written shareholder consent, the Company shall submit to the Shareholders the Soliciting Materials, which shall (i) include a solicitation of the approval from the shareholders of this Agreement and the Merger, (ii) include a summary and/or copy of this Agreement, and (iii) include a statement that appraisal rights are available for the Company Capital Stock pursuant to Sections 607.1301- 607.1333 of the FBCA (subject to the terms of any shareholder or similar agreements to which the Shareholders are bound) and a copy of Sections 607.1301- 607.1333 of the FBCA. Any materials to be submitted to the Shareholders in connection with the solicitation of their approval of the Merger and this Agreement (the “Soliciting Materials”) shall be subject to review and comment by Parent prior to distribution, which comments the Company shall consider in good faith, and shall also include the recommendation of the Board of Directors of the Company in favor of the Merger, this Agreement, and the transactions contemplated hereby (unless the Company’s Board of Directors has made a Change in Recommendation in accordance with the provisions of this Agreement).
          (b) Promptly following receipt of written consents of its Shareholders constituting the Sufficient Shareholder Vote, the Company shall deliver notice of the approval of this Agreement and the Merger by written consent of the Company’s Shareholders, pursuant to the applicable provisions of the FBCA and the Charter Documents (the “Shareholder Notice”),

to all Shareholders that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the Shareholders and that appraisal rights are available for their Company Capital Stock pursuant to Sections 607.1301- 607.1333 of the FBCA (which notice shall include a copy of Sections 607.1301- 607.1333 of the FBCA), subject to the terms of any shareholder or similar agreements to which such Shareholders are bound. The Shareholder Notice shall be subject to review and comment by Parent prior to distribution, which comments the Company shall consider in good faith. The Company shall promptly inform Parent of the date on which the Shareholder Notice was sent.
     5.2 Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company, (ii) all other information concerning the business, properties and personnel of the Company as Parent may reasonably request, and (iii) all employees of the Company as identified by Parent (subject, in the case of clauses (i) and (ii), to restrictions imposed by applicable Law and pre-existing confidentiality obligations enforceable against the Company). All requests for access or other information pursuant to this Section 5.2 shall be submitted or directed by Parent exclusively to the Chief Executive Officer of the Company. No information or knowledge obtained in any investigation pursuant to this Section 5.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.
     5.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.2, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of that certain Confidentiality Agreement by and between Parent and the Company, dated as of October 29, 2010, as amended (the “Confidentiality Agreement”).
     5.4 Public Disclosure. No party shall issue any statement or communication to any third party (other than their respective agents that are bound by confidentiality restrictions, the Shareholders in connection with the Soliciting Materials and the Shareholder Notice, and in connection with the satisfaction of any conditions set forth in Article VI) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), except that this restriction shall be subject to Parent’s obligation to comply with applicable securities laws and the rules of any securities exchange on which shares of Parent common stock may be listed. In the event that any such statement or communication by Parent prior to the Effective Time is required by, or advisable under, applicable securities laws or the rules of any securities exchange, Parent shall notify the Company and the Shareholder Representatives prior to such disclosure and provide the Company and the Shareholder Representatives with a reasonable opportunity to comment on such statement or communication, which comments Parent shall consider in good faith.
     5.5 Consents. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Material Contract as are required thereunder in connection with the Merger. In the event that, prior to the Effective Time, the other parties to any Material Contract, including lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Material Contract, and the Company agrees to such condition in its sole discretion, then the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and such amounts, if not paid prior to the Closing Date, shall be deemed Outstanding Company Transaction and Other Expenses.
     5.6 Notification of Certain Matters. Each of the Company, on the one hand, and Parent, on the other hand, shall give prompt notice to the other of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time such that if the Closing Date were to take place on the occurrence or non-occurrence of the date of such event the condition in Sections 6.2(a) or 6.3(a), as applicable, could not be met, and (ii) any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder such that if the Closing Date were to take place on the occurrence or non-occurrence of the date of such failure the condition in Sections 6.2(a) or 6.3(a), as applicable, could not be met; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. Except as set forth in the next sentence, no disclosure by a party pursuant to this Section 5.6 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant. Notwithstanding anything to contrary set forth herein, if any representation or warranty made by the Company herein would no longer be correct due to any matter, change, fact, circumstance, occurrence, development or event occurring or arising during the period after the execution of this Agreement but prior to the Effective Time, and such matter (i) constitutes a Company Material Adverse Effect and (ii) after the Effective Time would directly or indirectly subject the Shareholders to indemnification obligations (whether from the Escrow Account or otherwise) of an amount in excess of $2,500,000, and the Shareholder Representatives so notify Parent in writing no later than five (5) Business Days prior to the Closing Date, and Parent elects not to terminate this Agreement, then the Indemnified Parties will not have any right to indemnification under this Agreement solely with respect to the items that constitute such Company Material Adverse Effect.
     5.7 Additional Documents and Further Assurances; Commercially Reasonable Efforts.
          (a) Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.
          (b) Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated hereby, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.
     5.8 Employee Matters. Employees of the Company who continue to be employed by Parent, the Company or any of its Affiliates following the Effective Time will be given full credit for their years of service with the Company before the Effective Time for purposes of vesting and eligibility to participate in employee benefit plans, leave and programs of Parent and its Affiliates that are made available to such Employees after the Effective Time. Parent agrees to maintain levels of employee benefits (other than equity-based benefits) that are, in the aggregate, no less favorable to those provided by the Company prior to Effective Time until the end of Parent’s 2012 fiscal year.
     5.9 Officers’ and Directors’ Indemnification.
          (a) Each of Parent and Merger Sub agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, Employee, fiduciary and agent of the Company (each, a “Company Indemnitee”) provided for in Charter Documents shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the disposition of such claim. From and after the Effective Time, Parent and the Surviving Corporation also agree to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between the Company and such officers and directors.
          (b) The obligations under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 5.9 applies without the consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9 and shall be entitled to enforce the covenants contained herein).
     5.10 Tax Matters.
          (a) Periods Ending on or Before the Closing Date. The Company, at its cost and expense, will prepare or cause to be prepared and timely file all Tax Returns required to be filed by or on behalf of the Company after the Closing Date which apply to periods ending on or prior to the Closing Date. No later than thirty (30) days prior to filing, the Company will deliver to the Shareholder Representatives all such Tax Returns and will permit the Shareholder Representatives to review and comment on each such Tax Return and will make such revisions to such Tax Returns as are reasonably requested by the Shareholder Representatives, if received at least fifteen (15) days prior to filing. Subject to the terms and conditions of Sections 5.10(e)

and Article VII, solely and to the extent of available Escrow Funds, the Shareholders shall be liable for any Taxes shown as due by the Company on the Tax Returns described in this Section 5.10(a) (except to the extent such Taxes were specifically included as a liability or reserved against in the calculation of Closing Net Working Capital).
          (b) Periods Beginning Before and Ending After the Closing Date. To the extent that any Tax Returns of the Company relate to any Tax periods which begin before the Closing Date and end after the Closing Date, the Company, at its cost and expense, will prepare or cause to be prepared in a manner consistent with the prior Tax Returns of the Company and file or cause to be filed any such Tax Returns. The Company will permit the Shareholder Representatives to review and comment on each such Tax Return described in the preceding sentence at least thirty (30) days prior to filing such Tax Returns and will make such revisions to such Tax Returns as are reasonably requested by the Shareholder Representatives. Any Taxes of the Company with respect to the portion of such period ending on the Closing Date, (i) to the extent such Taxes were specifically included as a liability or reserved against in the calculation of Closing Net Working Capital, shall be paid by the Company or (ii) to the extent such Taxes were not included as a liability or not reserved against in the calculation of Closing Net Working Capital, subject to the terms and conditions of Section 5.10(e) and Article VII, and solely and to the extent of available Escrow Funds, will be a liability of the Shareholders. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date (provided that any Taxes resulting from transactions of the Company and caused by Parent or Merger Sub on the Closing Date not in the ordinary course of business shall be treated as occurring in the post-closing period). Any credits relating to a taxable period that begins before and ends after the Closing Date will be taken into account as though the relevant taxable period ended on the Closing Date.
          (c) If any Tax shown as due on any such Tax Return referred to in Section 5.10(a) or 5.10(b) above is required to be borne by the Shareholders (taking into account indemnification obligations hereunder and adjustments to the Base Merger Consideration), (i) such Tax Return will be prepared in a manner consistent with the prior practice of the Company unless otherwise required by applicable Tax Laws, (ii) a draft of each such Tax Return will be provided to the Shareholder Representatives for review and approval not later than thirty (30) days prior to filing (or, if required to be filed within thirty (30) days of the Closing, as soon as possible following the Closing), and (iii) the Shareholder Representatives will have the right to review and approve such Tax Return prior to the filing of such Tax Return (which approval will not be unreasonably withheld, delayed or conditioned).
          (d) The Company and Parent will prepare or cause to be prepared all Tax Returns of the Company for periods commencing after the Closing Date and will be responsible for paying any Taxes shown as due on such Tax Returns (subject to the indemnification provisions hereunder). For the avoidance of doubt, any refunds arising from losses in periods commencing after the Closing Date shall be for the account of Parent.
          (e) Tax Indemnification. The Parent Parties will be held harmless, solely from and to the extent of the Escrow Funds, against all Losses incurred or sustained by such Persons, or any of them, directly or indirectly, as a result of, or with respect to or in connection with:
               (i) any liability for Taxes of the Company for any taxable period ending on or before the Closing Date and the pre-Closing portion of any taxable year or period beginning on or before, and ending after, the Closing Date (under the allocation method set forth in Section 5.10(b)) but only to the extent not included as a specific liability or specifically reserved against in the calculation of Closing Net Working Capital;
               (ii) any liability for Taxes of any Person (other than the Company) imposed on the Company as members of the “affiliated group” (within the meaning of Section 1504(a) of the Code) that arises under Treasury Regulation Section 1.1502-6(a) or comparable provisions of foreign, state or local law;
               (iii) any and all Losses arising out of, based upon or relating or attributable to any breach of or inaccuracy in any representation or warranty contained in Section 2.10 of this Agreement; and
               (iv) any and all Losses arising out of, based upon or relating or attributable to the breach by the Company or the Shareholder Representatives or the failure by the Company or the Shareholder Representatives to perform (or cause to have performed) any of the covenants made by them or agreements entered into contained in this Section 5.10, Section 5.11, Section 2.10 or Section 4.1(r).
          (f) Satisfaction of Claims.
               (i) Notwithstanding anything to the contrary in this Agreement, this Section 5.10 and Section 5.11 shall govern the procedures for all contests, defenses and indemnification obligations related to or attributable to Taxes; provided, that the obligations of the Parties set forth in this Section 5.10 shall be subject to the restrictions and limitations expressly set forth in this Section 5.10 and in Article VII (though for the avoidance of doubt, the limitations in Section 7.3 shall not apply to the indemnification for Taxes in this Section 5.10).
               (ii) Claims by the Parent Parties for Losses pursuant to Section 5.10 shall be satisfied exclusively through the Escrow Account as provided under Section 7.4(a), including the limitation for Specified Matters set forth therein.
          (g) Transfer Taxes. The Shareholders solely from and to the extent of the Escrow Funds, on the one hand, and Parent on the other hand, shall be responsible for the timely payment of, and shall indemnify and hold harmless the other party from and against, half of all transfer, documentary, sales, use, stamp, and registration Taxes and fees (including penalties and interest) (collectively, “Transfer Taxes”), if any, arising out of or in connection with the transactions contemplated by this Agreement. The Shareholder Representatives shall prepare and file all necessary documentation and Tax Returns with respect to such Transfer Taxes; provided, however, that each party shall cooperate with the other and take any action reasonably requested by the other party which does not cause such other party to incur more than de minimus out of pocket cost in order to minimize such Transfer Taxes.
     (h) For purposes of Section 5.10(e)(i), any Tax Asset included as an asset in Closing Net Working Capital shall not be taken into account in determining Parent’s indemnification right for liability for pre-Closing Taxes under Section 5.10(e)(i).
     5.11 Cooperation on Tax Matters.
          (a) Parent, the Company and the Shareholder Representatives will cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of all Tax Returns and any audit, litigation or other proceeding with respect to Taxes; provided, that the Shareholder Representatives shall not be obligated to incur (directly or indirectly, on behalf of themselves or the Shareholders) more than de minimus out of pocket cost in doing so. Such cooperation will include the retention and (upon the other parties’ request) the provision of records and information that are reasonably relevant to any such audit, Tax Return, litigation or other proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and using commercially reasonable efforts to mitigate Tax liabilities of the Company resulting from any claim or assertion by any Governmental Entity, or any voluntary disclosure or other filing by Parent or the Company with any Governmental Entity. Parent and the Company agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the relevant taxable periods (and any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Entity.
          (b) Except in connection with an audit resolved pursuant to Section 5.11(c) (including consistent correlative adjustments for non-audited taxable periods), neither Parent, the Company nor any Affiliate thereof may amend a Tax Return filed by the Company or file or amend any Tax election of the Company, in each case, for a taxable period ending on or before the Closing Date that would result in a Tax liability for which the Shareholders, directly or indirectly (including through the Escrow Account), would be responsible under Section 5.10, without the consent of the Shareholder Representatives, not to be unreasonably withheld, delayed or conditioned. Parent will, upon request by the Shareholder Representatives, and at its sole expense, cooperate in the preparation of and submission to the proper Governmental Entity of any such amended Tax Return which is required to cause such Tax Return to be consistent with adjustments to the Tax Returns of the Company for any other taxable period proposed by any Governmental Entity, or to give effect to an allowable loss carryback or carryover from a taxable period of the Company ending on or before the Closing Date.
          (c) If the Company or Parent receives any notice of a pending or threatened Tax audit, assessment, or adjustment relating to the Company which may give rise to liability of the Shareholders hereunder, the Company or Parent, as applicable, will promptly notify the Shareholder Representatives, within ten (10) Business Days of the receipt of such notice. The parties each agree to consult with and to keep the other parties hereto informed on a regular basis regarding the status of any Tax audit or proceeding to the extent that such audit or proceeding could affect a liability of such other parties or the Shareholders (including indemnity obligations hereunder). The Shareholder Representatives will have the right to represent the Company’s interests in any Tax audit or administrative or judicial proceeding and to employ counsel of the Shareholder Representatives’ choice, but reasonably satisfactory to Parent, at Shareholders’ expense, but only to the extent such audit or other proceeding pertains to taxable periods ending on or before the Closing Date and provided further, that the Shareholder Representatives must first submit written confirmation to Parent of the Shareholders’ indemnification obligation for such Taxes to the extent of the Escrow Funds. Parent will have the right to participate in such proceeding at its own expense, and will be entitled to control the disposition of any issue involved in such proceeding which does not affect a potential liability of the Shareholders. Parent and the Shareholder Representatives will be entitled to represent their own interests (or with respect to the Shareholder Representatives, the Shareholders’ interests) in light of their responsibilities (including direct or indirect indemnity obligations) for the related Taxes, at their own expense, in any audit or administrative or judicial proceedings involving a taxable period that includes but does not end on the Closing Date. Notwithstanding the foregoing, the Shareholder Representatives will not agree to any settlement for any taxable period that reasonably could be expected to affect the Tax liabilities of Parent or the Company for any taxable period beginning on or after the Closing Date without prior written consent of Parent, not to be unreasonably withheld, delayed or conditioned. Neither Parent nor the Company shall make any voluntary disclosure or similar filing on behalf of the Company to any Governmental Entity that could reasonably be expected to result in a Tax liability or current payment obligation for which the Shareholders, directly or indirectly (including through the Escrow Account), would be responsible under Section 5.10 without first providing the Shareholder Representatives at least ten (10) Business Days advance notice and an opportunity to consult with Parent and the Company regarding such voluntary disclosure or filing.
          (d) Parent covenants that it will not and will not cause or permit the Company or any Affiliate of Parent to (i) take any action on the Closing Date other than in the ordinary course of business, including, without limitation, the distribution of any dividend or the effectuation of any redemption which would result in any Tax liability to the Shareholders, or (ii) make any election or deemed election under Section 338 of the Code that will be applicable to the Merger or amend any Tax Return filed by the Company for any period that includes or ends prior to the Closing Date and that would result in a Tax liability for which the Shareholders, directly or indirectly (including through the Escrow Account), would be responsible under Section 5.10, in each case, unless Parent shall have received the prior written consent of the Shareholder Representatives, which shall not be unreasonably withheld, delayed or conditioned.
     5.12 Reasonable Efforts; HSR Act Matters.
          (a) Each party agrees to use all commercially reasonable efforts promptly to take, or cause to be taken, all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws to (i) obtain all consents, approvals or actions of, make all filings with and give all notices to any Governmental Entity (including those required by the HSR Act) or any other public or private third parties required to consummate the transactions contemplated hereby, (ii) provide such other information and communications to such Governmental Entities or other public or private Persons as the other party or such Governmental

Entities or other public or private Persons may reasonably request in connection therewith, (iii) consummate and make effective the transactions contemplated by this Agreement including the satisfaction of all conditions hereto; (iv) defend against any claims or actions challenging this Agreement or the completion of the transactions contemplated hereby (including seeking to have vacated or reversed any order issued by a Governmental Entity); and (v) execute and deliver such additional instruments as may be necessary to complete the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that nothing in this Section 5.12(a) will require any party hereto to take any action, or to refrain from taking any action, pursuant to the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) which is addressed in the remainder of this Section 5.12.
          (b) Each of Parent and the Company, as applicable, will (i) make or cause to be made the filings required of such party to this Agreement under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable after, and in any event within ten (10) Business Days from the date of this Agreement, and request early termination of the waiting period under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party to this Agreement from the United States Federal Trade Commission or the United States Department of Justice or any other Governmental Entity in respect of such filings or such transactions, (iii) act in good faith and reasonably cooperate with the other party in connection with any such filing (including, if requested by the other party, to accept all reasonable additions, deletions or changes suggested by the other party in connection therewith) and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under the Antitrust Laws with respect to any such filing or any such transaction and (iv) subject to Section 5.12(c), use its commercially reasonable efforts to take such action as may be required to cause the expiration of the applicable waiting periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. To the extent not prohibited by Applicable Laws, each party to this Agreement will use all commercially reasonable efforts to promptly furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Laws in connection with the transactions contemplated by this Agreement.
          (c) Notwithstanding the foregoing, nothing contained in this Agreement will require or obligate Parent or its Affiliates (i) to initiate, pursue or defend any litigation (or threatened litigation) to which any such Governmental Entity is a party; (ii) to agree or otherwise become subject to any material limitations on (A) the right of Parent or its Affiliates effectively to control or operate the business of the Company after the Closing or the business or operations of Parent or any Affiliate of Parent, (B) the right of Parent or its Affiliates to acquire or hold the Company or (C) the right of Parent to exercise full rights of ownership of the Company; or (iii) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), divest itself of or become subject to any restrictions or conditions with respect to all or any portion of the business, assets or operations of Parent, any Affiliate of Parent or the Company.
          (d) Any filing fees incurred with respect to requests for consent or approval or other filings or notifications required pursuant to the Antitrust Laws shall be borne by Parent.
     5.13 Release of Liens. The Company agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and do or cause to be done all things necessary, proper or advisable under applicable Laws prior to the Effective Time to secure evidence reasonably satisfactory to Parent of the Company’s sole and exclusive ownership of the “BOSTON PROPER” Trademark registrations (U.S. Reg. Nos. 1,201,644 and 1,750,625), and record ownership thereof in the name solely of the Company, free and clear of all Liens.
     5.14 Closing Date Actions. Parent covenants that it will not and will not cause or permit the Company to (i) take any action on the Closing Date other than in the ordinary course of business consistent with past practice of the Company prior to the Effective Time, (ii) on the Closing Date, distribute Company Cash or any other assets of the Company, make dividends, incur Company Debt or make cash payments to, incur Liabilities from or enter into transactions with, Parent or an Affiliate of Parent or with any other Person that is not in the ordinary course of business consistent with past practice of the Company prior to the Effective Time; or (iii) take or fail to take any action that would result in a reduction of Company Cash, an increase in Closing Net Debt or a decrease in Closing Net Working Capital on the Closing Date except for payments by the Company in the ordinary course of business consistent with past practice of the Company prior to the Effective Time or as expressly contemplated by this Agreement.
ARTICLE VI
CONDITIONS TO THE MERGER
     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:
          (a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.
          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.
          (c) Shareholder Approval. Shareholders constituting the Sufficient Shareholder Vote shall have approved this Agreement.

          (d) HSR Act Waiting Period. The waiting period, and any extensions thereof, applicable to the Merger and the other transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.
     6.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Merger Sub in their sole discretion:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (disregarding, for this purpose, all exceptions in those representations and warranties relating to materiality, Company Material Adverse Effect or any similar standard or qualification) shall be true and correct in all respects on and as of the date of this Agreement and as of the Closing Date as though made on the Closing Date and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) the Company shall have performed and complied in all material respects with all material covenants and obligations under this Agreement required to be performed and complied with by it as of the Effective Time on the Closing Date.
          (b) Governmental Approval. Approvals from any Governmental Entity, instrumentality, agency, or commission (if any) necessary for the consummation of the Merger and the other material transactions contemplated hereby shall have been timely obtained.
          (c) Company Board Approval. The approval of this Agreement, the Merger and the transactions contemplated hereby by the Board of Directors of the Company shall not have been modified or revoked.
          (d) Third Party Consents. The Company shall have delivered to Parent all necessary third-party consents, waivers and approvals of parties to any Material Contracts that are listed on Schedule 6.2(d) to this Agreement, each in such form and substance that is reasonably acceptable to Parent.
          (e) Certificate of the Company. The Company shall deliver to Parent a true and correct certificate, validly executed by an authorized officer of the Company for and on the Company’s behalf, which represents that the conditions to the obligations of Parent and Merger Sub set forth in Section 6.2(a) have been satisfied in full (unless otherwise waived in accordance with the terms hereof).
          (f) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying (i) as to the terms and effectiveness of the Charter Documents, (ii) as to the valid adoption of resolutions of the Board of Directors of the Company (whereby this Agreement was approved by the Board of Directors) and attaching the applicable resolutions and (iii) that the Shareholders constituting the Sufficient

Shareholder Vote have approved this Agreement and attaching the applicable minutes or written consents.
          (g) Certificate of Status. Parent shall have received a certificate of status from the Florida Department of State with respect to the Company, dated within a reasonable period prior to the Closing Date.
          (h) Other Deliverables. The Company shall have delivered to Parent:
               (i) the Paying Agent Agreement executed by the Shareholder Representatives and the Paying Agent;
               (ii) the Escrow Agreement executed by the Shareholder Representatives and the Escrow Agent;
               (iii) the deliverables required by Section 1.7(a);
               (iv) the stock book, stock ledger, minute book and corporate seal of the Company;
               (v) Option Termination Agreements, referenced in Section 1.9(c), duly executed by each Vested Optionholder;
               (vi) resignations of directors and officers of the Company as requested by Parent;
               (vii) any Letters of Transmittal executed and delivered to the Company prior to the Closing Date;
               (viii) evidence reasonably satisfactory to Parent of the termination of the Company Option Plans;
               (ix) an executed certificate from the Company (the “FIRPTA Certificate”), certifying that shares of the Company Capital Stock are not U.S. real property interests within the meaning of section 897(c)(1) of the Code in the form and manner reasonably acceptable to Parent that complies with sections 897 and 1445 of the Code and the Treasury Regulations promulgated thereunder. Notwithstanding anything to the contrary contained herein, if the Company fails to deliver such a FIRPTA Certificate prior to the Effective Time and Parent elects to proceed with the Merger, Parent shall be entitled to withhold appropriate Taxes under Section 1.8(c); and
               (x) an amendment to the Buying Agency Agreement, dated as of January 1, 2008, between the Company and Grove Industries (F.E.) Limited, in form and substance reasonably acceptable to Parent and containing such amendments described on Schedule 6.2(h)(x) hereto, duly executed by Grove Industries (F.E.) Limited and the Company.

          (i) No Material Adverse Effect. Since the date hereof, no event, occurrence, facts, condition, change, development or effect shall have occurred that, individually or in the aggregate, has had a Company Material Adverse Effect.
          (j) Appraisal Rights. The number of Dissenting Shares as of the Effective Time shall not comprise more than 3.75% of the Company Common Stock outstanding.
     6.3 Conditions to Obligations of the Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Shareholder Representatives:
          (a) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Sub in this Agreement (disregarding for this purpose all exceptions in those representations and warranties relating to materiality or Parent Material Adverse Effect or any similar standard or qualification) shall be true and correct in all respects on and as of the date of this Agreement and as of the Closing Date as though made on the Closing Date and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Effective Time on the Closing Date.
          (b) Certificate of Parent. The Company shall have received a certificate, validly executed on behalf of Parent by an authorized officer for and on its behalf to the effect that, as of the Effective Time the conditions set forth in Section 6.3(a) have been satisfied.
          (c) Certificate of Secretary of Parent and Merger Sub. The Company shall have received a certificate, validly executed by the Secretary of Parent and Merger Sub, certifying (i) Parents’ and Merger Sub’s organizational or other constituent documents, as amended, (ii) as to the valid adoption of resolutions of the board of directors of Parent and Merger Sub (whereby this Agreement was approved by such boards) and attaching the applicable resolutions and (iii) as to the valid adoption of resolutions of sole shareholder of Merger Sub (whereby this Agreement was approved by such shareholder) and attaching the applicable resolutions.
          (d) Other Deliverables. Parent shall have delivered to the Company:
               (i) the Paying Agent Agreement executed by Parent and the Paying Agent;
               (ii) the Escrow Agreement executed by Parent and the Escrow Agent; and
               (iii) reasonable evidence of the payments required by Section 1.7(b).

     6.4 Frustration of Closing Conditions. No party may rely on the failure of a condition set forth in this Article VI if the failure of the condition was caused by the failure to comply with any provision of this Agreement by the party intending to rely on failure of the condition.
ARTICLE VII
INDEMNIFICATION
     7.1 Survival of Representations, Warranties and Covenants. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, and all unwaived covenants or agreements required to be performed at or prior to the Closing, shall terminate on the eighteen (18) month anniversary of the Closing Date, provided, however, that notwithstanding the foregoing, the indemnification obligations with respect to (i) the representations and warranties of the Company set forth in Section 2.20 (ERISA) and Section 2.10 (Tax Matters) and (ii) the covenants set forth in Sections 5.10 (Tax Matters) and 5.11 (Cooperation on Tax Matters) shall survive until third (3rd) anniversary of the Closing Date (the expiration of such 18-month period or 3-year period, as applicable, the “Survival Date”); provided, further, that if, at any time prior to 11:59 p.m. (ET) on the Survival Date an Officer’s Certificate is delivered alleging Losses and a claim for recovery under Sections 5.10 or 7.2, then the claim asserted in such notice shall survive the Survival Date until such claim is fully and finally resolved. All covenants and agreements contained in this Agreement which are to have effect or be performed after the Closing shall survive the Closing in accordance with their terms.
     7.2 Indemnification.
          (a) Subject to the provisions of this Article VII, and subject to the provisions for indemnification for Taxes in Sections 5.10 and 5.11, Parent and its officers, directors and Affiliates, including the Surviving Company (the “Parent Parties”), will be held harmless, solely from and to the extent of the Escrow Funds against all Losses incurred or sustained by such Persons, or any of them, directly or indirectly, as a result of, or with respect to or in connection with:
               (i) any breach or inaccuracy of any representation or warranty of the Company contained in this Agreement or in any certificate delivered by or on behalf of the Company pursuant to this Agreement;
               (ii) any failure by the Company to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement;
               (iii) any payments by the Surviving Corporation or Parent after the Effective Time for Dissenting Shares in excess of the portion of the Final Adjusted Net Merger Consideration that would have been otherwise payable to the holder(s) of such Dissenting Shares under Section 1.6; or

               (iv) any Outstanding Company Transaction and Other Expenses to the extent that such amount is not reflected in the calculation of Final Adjusted Net Merger Consideration.
          (b) Subject to the provisions of this Article VII, Parent shall indemnify and hold the Company and its officers, directors and, prior to the Effective Time, Affiliates and the Securityholders (the “Company Parties”), harmless against all Losses incurred or sustained by such Persons, or any of them, directly or indirectly, as a result of, or with respect to or in connection with:
               (i) any breach or inaccuracy of any representation or warranty of Parent or Merger Sub contained in this Agreement or in any certificate delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement; or
               (ii) any failure by Parent or Merger Sub to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement.
     7.3 Indemnification Claims.
          (a) Threshold Amount. Notwithstanding any provision of this Agreement to the contrary, except as set forth in the second sentence of this Section 7.3(a), a Parent Party may not recover any Losses under Section 7.2(a)(i) unless and until one or more Officer’s Certificates identifying such Losses under Section 7.2(a)(i) in excess, in the aggregate, of One Million Dollars ($1,000,000) (the “Threshold Amount”) has or have been delivered to the Shareholder Representatives and the Escrow Agent as provided in Section 7.3(b), in which case, subject to the provisions of this Article VII, such Parent Party shall be entitled to recover all Losses so identified in excess of the Threshold Amount. Notwithstanding the foregoing, a Parent Party shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to (A) all Losses incurred pursuant to clauses (ii), (iii) or (iv) of Section 7.2(a), (B) Losses resulting from any breach of a representation or warranty contained in Sections 2.2, 2.4 or 2.20(a) through 2.20(e) and (C) Losses related to Taxes pursuant to Sections 5.10.
          (b) Claims for Indemnification. In order to seek indemnification under Section 7.2, the party claiming indemnification (the “Indemnified Party”) shall deliver an Officer’s Certificate to the party from whom the indemnification is sought (the “Indemnifying Party”) (which if the Indemnified Party is a Parent Party, such Officer’s Certificate shall be sent to the Shareholder Representatives and the Escrow Agent) at any time on or before 11:59 p.m. (ET) on the Survival Date. If the Indemnified Party is a Parent Party, unless the Shareholder Representatives shall have delivered an Objection Notice pursuant to Section 7.3(c) for any claim made against the Escrow Account, the Escrow Agent shall, on the thirty-first (31st) day after its receipt of the Officer’s Certificate (or, if prior to such time the Shareholder Representatives provide affirmative written instructions to the Escrow Agent to release such funds, promptly after its receipt of such instructions from the Shareholder Representatives), deliver to the Parent Party from the Escrow Account an amount equal to the Loss set forth in such Officer’s Certificate. If the Indemnified Party is a Company Party, unless Parent shall have delivered an Objection Notice pursuant to Section 7.3(c) for any claim made against Parent, on the thirty-first (31st) day after its receipt of the Officer’s Certificate, Parent shall be deemed to have accepted the Officer’s Certificate and shall be obligated to promptly pay to the applicable Company Party hereunder an amount equal to the Losses set forth in such Officer’s Certificate. Any payment from the Escrow Account to Parent Parties shall be made in cash and shall be deemed to have been made pro rata amongst the Shareholders based on their respective Pro Rata Portions of the Escrow Amount. For the purposes hereof, “Officer’s Certificate” shall mean a certificate signed by any officer of Parent, if the Indemnified Party, or the Shareholder Representatives, if a Shareholder is the Indemnified Party (A) stating that an Indemnified Party has paid, sustained, incurred, or properly accrued Losses, (B) specifying the amount of such Losses, and (C) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, the nature of the misrepresentation, breach of warranty or covenant to which such item is related, including whether or not it is a Specified Matter.
          (c) Objections to Claims for Indemnification. No payment shall be made under Section 7.3(b) if the Indemnifying Party shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”), and such Objection Notice shall have been delivered to the Indemnified Party, and the Escrow Agent if the Indemnified Party is a Parent Party, prior to 11:59 p.m. (ET) on the thirtieth (30th) day after the Indemnifying Party’s receipt of the Officer’s Certificate.
          (d) Resolution of Conflicts.
               (i) If the Indemnifying Party delivers an Objection Notice in accordance with Section 7.3(c), the Shareholder Representatives and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnified Party is a Parent Party and if the Shareholder Representatives and Parent should so agree, joint written instructions setting forth such agreement, including the amounts which the Shareholder Representatives and Parent agree should be released from the Escrow Account, shall be prepared and signed by both parties and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such joint written instructions and make distributions from the Escrow Account in accordance with the terms thereof.
               (ii) At any time following delivery of an Objection Notice pursuant to Section 7.3(c) or in the event of any dispute arising pursuant to this Article VII, either Parent or the Shareholder Representatives may pursue any and all legal or equitable remedies available to them under applicable Law, and the Escrow Agent shall only distribute funds thereafter pursuant to joint written instructions as described in Section 7.3(d)(i) or a final non-appealable court order from a court of competent jurisdiction.
          (e) Third-Party Claims. In the event any Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) which such Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this Article VII, such Indemnified Party shall promptly provide written notification (a “Third Party Claim Notice”) to the Indemnifying Party (which if the Indemnified Party is a Parent Party, such Third Party Claim Notice shall be sent to the Shareholder Representatives and the Escrow Agent) of such claim after it becomes aware of such Third Party Claim specifying the nature of such Third Party Claim and the amount or estimated amount thereof, together with copies of all notices and documents (including court papers) served on or received by such Indemnified Party, which notice must be identified as a “Third Party Claim Notice”; provided, that the failure to promptly provide such notice shall not affect the rights of such Indemnified Parties to indemnification pursuant to this Article VII except to the extent that the Indemnifying Party shall have been materially prejudiced thereby. If the Third Party Claim may result in a claim which Losses would be payable from the Escrow Funds, the Shareholder Representatives shall have the right to assume the entire control of the defense, compromise or settlement of such claim or demand (including the selection of counsel), subject to the right of the Indemnified Party to participate (with counsel of its choice, but the fees and expenses of such additional counsel shall solely be at the expense of the Indemnified Party). The Indemnifying Party will not compromise or settle any such action, suit, proceeding, claim or demand (other than, after consultation with Indemnified Party, an action, suit, proceeding, claim or demand to be settled solely by the payment of money damages and/or the granting of releases, provided that no such settlement or release shall acknowledge any liability by the Indemnified Party) without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume the defense within thirty (30) days after receipt of the Third Party Claim Notice (or ceases in good faith to continue the defense), then the Indemnified Party shall have the right to the entire control of the defense, compromise or settlement of such Third Party Claim (including the selection of counsel), subject to the right of the Indemnifying Party to participate (with counsel of its choice, but the fees and expenses of such additional counsel shall solely be at the expense of the Indemnifying Party), and the Indemnified Party will not compromise or settle any such action, suit, proceeding, claim or demand without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. The parties hereto that are not conducting the defense shall provide the party conducting the defense and its counsel with reasonable access during normal business hours to such parties’ records and personnel relating to any Third Party Claim and shall otherwise reasonably cooperate with the party conducting the defense in the defense or settlement thereof.
     7.4 Maximum Payments; Remedy; Limitations on Indemnity.
          (a) The maximum aggregate amount for which the Parent Parties may recover pursuant to Section 5.10, this Article VII and Section 1.10, in the aggregate, shall be limited to the amounts held in the Escrow Account. Notwithstanding anything to the contrary contained in this Agreement, except as set forth in Section 7.4(b), in no case may a Parent Party seek recourse directly against any Securityholder for indemnification hereunder or for any amounts owed on behalf of the Shareholders under Section 1.10. No indemnification shall be payable to an Indemnified Party with respect to any claims asserted by such Indemnified Party after the Survival Date, provided, however, that if, at any time prior to 11:59 p.m. (ET) on the Survival Date an Officer’s Certificate is delivered alleging Losses and a claim for recovery under Sections 7.2 and 7.3(b), then the claim asserted in such notice shall survive the Survival Date until such claim is fully and finally resolved. Notwithstanding anything to the contrary in this Agreement, the maximum aggregate amount that the Parent Parties may recover and for which the Shareholders shall be obligated to indemnify the Parent Parties (including through the Escrow Account) pursuant to this Agreement with respect to any or all of the Specified Matters shall be limited to $3,500,000.

          (b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall limit the liability of any party in respect of Losses arising out of any fraud on the part of such party (it is agreed and understood that the Survival Date and the Threshold Amount shall not apply in respect of any such Losses).
          (c) If any Indemnified Party collects an amount in discharge of a claim in respect of a Loss pursuant to this Article VII and such Indemnified Party (or an Affiliate thereof) subsequently recovers (by payment of cash) from a third party a sum which is related to that claim in respect of a Loss pursuant to this Article VII such that the Indemnified Party has received an amount in connection therewith in excess of its related Losses (such excess recovery, the “Excess Recovery”), such Indemnified Party shall (or, as appropriate, shall procure that such Affiliate shall) forthwith repay to the Indemnifying Party or Parties (including, if applicable, by remitting such amount to the Escrow Agent for inclusion in the Escrow Account) an amount equal to the Excess Recovery less any costs or expenses incurred by the Indemnified Party in procuring the Excess Recovery (but no more than the amount paid by the Indemnifying Party to the Indemnified Party pursuant to this Article VII).
          (d) In the event any Losses by a Parent Party are covered by insurance or any indemnity, contribution or other similar right against a third party, each Parent Party agrees to use commercially reasonable efforts to seek recovery under such insurance or indemnity, contribution or similar right. The amount of Losses otherwise recoverable under Section 7.2(a) shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar cash payment actually received by the Indemnified Parties from any third party with respect thereto.
          (e) Upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Third Party Claims to which the payment related. Without limiting the generality of any other provision hereof, each such Indemnified Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.
          (f) The parties shall use commercially reasonable efforts to mitigate or resolve any claim or liability under this Agreement or in connection with the transactions contemplated hereby, including responding to such claims or liabilities in the same manner as the applicable party would respond to such claims or liabilities in the absence of the indemnification provisions of this Agreement.
          (g) Any Losses for which any Indemnified Party is entitled to indemnification under this Article VII shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.
          (h) The Parent Parties shall not be entitled to indemnification under this Article VII with respect to any amount resulting in a claim to the extent that such amount is reflected in the calculation of Final Adjusted Net Merger Consideration.

          (i) Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.
          (j) Unless otherwise required by Law, all indemnity payments pursuant to this Agreement shall be treated as adjustments to the Merger Consideration for Tax purposes.
     7.5 Remedies Exclusive. From and after the Effective Time, the rights of the Indemnified Parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in Sections 5.10 and this Article VII, and such indemnification rights shall be the exclusive remedies of the Indemnified Parties subsequent to the Effective Time with respect to any matter in any way relating to this Agreement or arising in connection herewith.
ARTICLE VIII
TERMINATION
     8.1 Termination. Except as provided in this Section 8.1 and Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:
          (a) by unanimous agreement of the Company and Parent;
          (b) by Parent or the Company if the Closing Date shall not have occurred by sixty days from the date hereof, provided that if, as of such date, the waiting period, and any extension thereof, applicable to the Merger and the other transactions contemplated hereby under the HSR Act shall not have expired or been terminated, then either Parent or the Company may elect to extend such date for an additional forty-five (45) days (such date, or as extended, the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act (directly or indirectly through Affiliates) has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
          (c) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;
          (d) by Parent if neither Parent nor Merger Sub is in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) would not be satisfied by the Outside Date and such breach has not been cured within fifteen (15) calendar days after written notice thereof to the Company and the Shareholder Representatives; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

          (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 6.3(a) would not be satisfied by the Outside Date and such breach has not been cured within fifteen (15) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;
          (f) by Parent, if the Company does not deliver written consents of the Shareholders constituting the Sufficient Shareholder Vote by 11:59 p.m. (ET) on the tenth (10th) Business Day subsequent to the date of this Agreement; or
          (g) by the Company, if the Company’s Board of Directors has provided written notice to Parent that it has determined to accept a Superior Proposal provided, that the Company may terminate under this Section 8.1(g) only if (i) the Company is not then and has not been in breach of its obligations under Section 4.2, (ii) (A) at least three (3) Business Days prior to terminating this Agreement pursuant to this Section 8.1(g) the Company has provided Parent with written notice advising Parent that the Company’s Board of Directors has received a Superior Proposal that it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (B) the Company shall have caused its financial and legal advisors to negotiate in good faith with Parent to make such adjustments to the terms and conditions of this Agreement such that such Superior Proposal would no longer constitute a Superior Proposal, and (iii) simultaneously with such termination the Company makes the payment to Parent required by Section 8.3.
     8.2 Effect of Termination. Any termination by the Company or Parent pursuant to Section 8.1 shall be pursuant to written notice given, respectively, to Parent or the Company. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or the Shareholders or Optionholders, or their respective officers, directors, stockholders or Affiliates, if applicable; provided, however, that each party hereto shall remain liable for any willful breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 1.12, 5.3, 5.4, and 8.3, Article IX and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to this Article VIII.
     8.3 Termination Payment.
          (a) If this Agreement is terminated by the Company pursuant to Section 8.1(g), then the Company shall pay to Parent the Termination Fee, in cash by wire transfer of immediately available funds to an account designated by Parent, contemporaneously with notice of termination thereunder. Notwithstanding anything to the contrary in this Agreement, the parties hereto expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which Parent and Merger Sub would otherwise be entitled to assert against the Company or any of its assets, or against any of its directors, officers, employees and stockholders with respect to this

Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Parent and Merger Sub. Except for nonpayment of the Termination Fee, the parties hereby agree that, upon termination of this Agreement in circumstances where the Termination Fee is payable, in no event shall Parent or Merger Sub (i) seek to obtain any recovery or judgment against the Company or any of its assets, or against any of its directors, officers, employees or stockholders or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.
          (b) If this Agreement is terminated either (i) by the Company pursuant to Section 8.1(e) or (ii) (A) pursuant to Section 8.1(b) as a result of Parent and Merger Sub failing to effect the Closing by the Outside Date and (B) the conditions described in Sections 6.1 and 6.2 have been satisfied or are capable of being satisfied (unless the failure of such conditions to be satisfied or to be capable of being satisfied is, substantially the result of a breach by Parent or Merger Sub of any of their representations, warranties or covenants contained in this Agreement), then Parent shall pay to the Company the Parent Termination Fee, in cash by wire transfer of immediately available funds to an account designated by the Company, contemporaneously with notice of termination thereunder, within five (5) Business Days of the date of termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, the parties hereto expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Parent Termination Fee is payable, the payment of the Parent Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which the Company would otherwise be entitled to assert against Parent and Merger Sub or any of their respective assets, or against any of their respective directors, officers, employees and stockholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to the Company. Except for nonpayment of the Parent Termination Fee, the parties hereby agree that, upon termination of this Agreement in circumstances where the Parent Termination Fee is payable, in no event shall the Company (i) seek to obtain any recovery or judgment against Parent and Merger Sub or any of their respective assets, or against any of their respective directors, officers, employees or stockholders or (ii) be entitled to seek or obtain any other damages of any kind, including, without limitation, consequential, indirect or punitive damages.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
     “Acquisition Proposal” means any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction (other than the issuance of Company Common Stock pursuant to the exercise of outstanding Company Options).

     “Affiliate” means with respect to a specified Person any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with or of, such specified Person. The term “Control” (including, with correlative meaning, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
     “Aggregate Option Exercise Amount” shall mean an amount equal to the aggregate exercise price of all Vested Options outstanding as of the Effective Time.
     “Agreement” has the meaning ascribed to it in the preamble hereto.
     “Antitrust Laws” has the meaning ascribed to it in Section 5.12(a).
     “Articles of Merger” has the meaning ascribed to it in Section 1.2.
     “Balance Sheet Date” has the meaning ascribed to it in Section 2.7.
     “Base Merger Consideration” shall mean an amount equal to Two Hundred Five Million Dollars ($205,000,000).
     “Business Day(s)” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.
     “Change in Recommendation” means, following receipt of an Acquisition Proposal that constitutes a Superior Proposal, (i) the Company’s Board of Directors withdraws or modifies (in a manner adverse to Parent), or fails to make, the recommendation that the Shareholders approve the Merger, or (ii) the Company’s Board of Directors recommends that the Shareholders approve the Superior Proposal.
     “Charter Documents” has the meaning ascribed to it in Section 2.1.
     “Closing” has the meaning ascribed to it in Section 1.2.
     “Closing Date” has the meaning ascribed to it in Section 1.2.
     “Closing Date Balance Sheet” has the meaning ascribed to it in Section 1.7(a)(i).
     “Closing Date Certificate” has the meaning ascribed to it in Section 1.7(a).
     “Closing Net Debt” shall mean an amount equal to the following (with each of the amounts set forth therein being calculated in accordance with GAAP as consistently applied by the Company in the Year-End Financials and to the extent required to be reflected in financial statements in accordance with GAAP): (i) the aggregate amount of all Company Debt as of 11:59 p.m. (ET) on the Closing Date, less (ii) the aggregate amount of all Company Cash as of 11:59 p.m. (ET) on the Closing Date, in each case prepared without giving effect to the consummation of the Merger and the other transactions contemplated by this Agreement (unless otherwise specified herein). If (i) Company Debt is greater than Company Cash, Closing Net Debt shall be a positive number, (ii) Company Debt is less than Company Cash, Closing Net Debt shall be a negative number and (iii) Company Debt is equal to Company Cash, Closing Net Debt shall be zero.
     “Closing Net Working Capital” means the difference (whether positive or negative) of (a) the Company’s current assets as of 11:59 p.m. (ET) on the Closing Date (including Tax Assets) and (b) the Company’s current liabilities as of 11:59 p.m. (ET) on the Closing Date, in each case as determined in accordance with GAAP as consistently applied by the Company (except as otherwise provided herein); provided that: (i) current assets will exclude Company Cash and (ii) current liabilities will exclude (A) any Company Debt to be paid pursuant to Section 1.7(b), (B) any Outstanding Company Transaction and Other Expenses of the Company to be paid pursuant to Section 1.7(b), (C) the payments to be paid to the Vested Optionholders pursuant to Section 1.6 (including any withholding taxes attributable to such payments), in each case prepared without giving effect to the consummation of the Merger and the other transactions contemplated by this Agreement (unless otherwise specified herein), and (D) accruals or reserves for sales and use Taxes other than for the State of Florida.
     “Closing Net Working Capital Differential” shall mean the difference between Closing Net Working Capital and the Net Working Capital Target, which (i) will be a positive number if Closing Net Working Capital is greater than the Net Working Capital Target, (ii) will be a negative number if Closing Net Working Capital is less than the Net Working Capital Target and (iii) will be zero if Closing Net Working Capital is equal to the Net Working Capital Target.
     “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     “Code” means the Internal Revenue code of 1986, as amended.
     “Company” has the meaning ascribed to it in the preamble hereto.
     “Company Authorizations” has the meaning ascribed to it in Section 2.16.
     “Company Capital Stock” shall mean Company Common Stock and Company Preferred Stock, taken together.
     “Company Cash” shall mean cash and cash equivalents of the Company, including Master Card and Visa credit card receivables.
     “Company Common Stock” shall mean the Company’s common stock, par value $0.00166 per share.
     “Company Common Stock Deemed Outstanding” shall mean the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus the number of shares of Company Common Stock issuable upon exercise of the Company Vested Options, and plus the number of shares of Company Common Stock issuable upon conversion of the shares of Preferred Stock issued and outstanding immediately prior to the Effective Time.

     “Company Debt” means the outstanding principal of, and accrued and unpaid interest on, and any premiums, prepayment fees and penalties due upon prepayment and full satisfaction of, all bank or other third party indebtedness for borrowed money of the Company as of the Closing Date, including indebtedness under any bank credit agreement and any other related agreements but, for the avoidance of doubt, excluding deferred rent.
     “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, retirement benefits, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation.
     “Company Indemnitee” has the meaning ascribed to it in Section 5.9(a).
     “Company Intellectual Property” means Technology and Intellectual Property Rights that are owned by or exclusively licensed to the Company.
     “Company Material Adverse Effect” shall mean any change, circumstance, occurrence, state of facts, development, event or effect that individually or in the aggregate with all other changes, circumstances, events or effects (a) is or is reasonably likely to be materially adverse to the business, assets (whether tangible or intangible), properties, financial condition, operations or capitalization of the Company, taken as a whole or (b) materially impairs the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that none of the following shall constitute a “Company Material Adverse Effect”: (i) changes that are the result of factors generally affecting the industries or markets in which the Company conduct business that do not disproportionately affect the Company, as compared to other companies of similar size and scope that operate in the same industry or business as the Company; (ii) changes in Laws or GAAP as applied on a consistent basis, or the interpretation thereof, that do not disproportionately affect the Company, as compared to other companies of similar size and scope that operate in the same industry or business as the Company; (iii) changes that are the result of economic factors affecting the national economy or acts of war or terrorism, in each case that do not disproportionately affect the Company, as compared to other companies of similar size and scope that operate in the same industry or business as the Company; (iv) changes that are the result of the announcement or pendency of the Merger and the other transactions contemplated hereby, including the impact thereof on the relationships (contractual or otherwise) of the Company with customers, suppliers, licensors, partners or employees; and (v) changes that result from any action taken by the Company pursuant to this Agreement or at the written request or with the written consent of Parent.
     “Company Option Plans” shall mean the (a) Boston Proper, Inc. Incentive Stock Option Plan, dated as of March 15, 2006, (b) Boston Proper, Inc. Nonqualified Stock Option Plan, dated as of March 15, 2006, and (c) the The Mark Group, Inc. Incentive Stock Option Plan, adopted as of September 18, 1995, each as amended and in effect as of the date hereof.

     “Company Options” shall mean all options (including commitments to grant options) to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any Person that are issued and outstanding immediately prior to the Effective Time.
     “Company Parties” has the meaning ascribed to it in Section 7.2(b).
     “Company Products” shall mean all of the product offerings of the Company.
     “Company Registered Intellectual Property Rights” has the meaning ascribed to it in Section 2.12(a).
     “Company Representative” has the meaning ascribed to it in Section 2.29.
     “Company Preferred Stock” shall mean Series B Preferred Stock and Series C Preferred Stock, taken together.
     “Company Vested Options” shall mean all Company Options that are vested (and have not been exercised) immediately prior to the Effective Time (after giving effect to any vesting acceleration provisions, including pursuant to an authorization by the Company’s Board of Directors).
     “Confidentiality Agreement” has the meaning ascribed to it in Section 5.3.
     “Conflict” has the meaning ascribed to it in Section 2.5(a).
     “Contract” shall mean any written or binding oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, obligation, commitment or undertaking of any nature.
     “Copyrights” shall mean all registered and unregistered works of authorship, mask works, copyrights, (including where recognized by applicable Law “moral” rights and rights of attribution and integrity with respect thereto), all applications and registrations therefor, and any renewals or extensions of any of the foregoing.
     “Current Balance Sheet” has the meaning ascribed to it in Section 2.7.
     “Customer Information” shall mean all data and information gathered or held by the Company: that identifies or describes an individual, other Person or group, or an individual’s, other Person’s or group’s behavior, preferences, views or actions, including without limitation, name, telephone number, postal address, phone number, email, date of birth, gender and any other personally identifiable information, transaction information and history, preferences, purchasing habits, attitudes, demographic information, lifestyle interests, ratings, reviews, opinions, and other behavioral or characteristic information of customers, prospective customers, other Persons or groups, and any composite or aggregate data developed by or for the Company using the foregoing.
     “Disclosure Schedule” has the meaning ascribed to it in the lead-in of Article II.

     “Dissenting Shares” has the meaning ascribed to it in Section 1.11.
     “DOL” shall mean the United States Department of Labor.
     “Effective Time” has the meaning ascribed to it in Section 1.2.
     “Employee” shall mean any current or former employee of the Company.
     “Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other agreement, or contract between the Company or any ERISA Affiliate and any Employee under which the Company or any ERISA Affiliate has any liability or obligation.
     “Employee Bonus Payments” means the employee bonus payments set forth on Schedule 9.1(1).
     “Environmental Laws” shall mean all Laws relating to pollution or protection of the environment or exposure of any individual to Hazardous Materials, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
     “Escrow Account” has the meaning ascribed to it in Section 1.7(b)(i).
     “Escrow Agent” has the meaning ascribed to it in Section 1.7(b)(i).
     “Escrow Agreement” has the meaning ascribed to it in Section 1.7(b)(i).
     “Escrow Amount” has the meaning ascribed to it in Section 1.7(b)(i).
     “Escrow Funds” has the meaning ascribed to it in Section 1.8(a).
     “Estimated Adjusted Net Merger Consideration” shall mean an amount equal to (i) the Base Merger Consideration, plus (ii) the Estimated Net Working Capital Differential, minus (iii) the Estimated Net Debt, minus (iv) Estimated Outstanding Company Transaction and Other Expenses, plus (v) the Aggregate Option Exercise Amount.
     “Estimated Net Debt” has the meaning ascribed to it in Section 1.7(a)(iii).
     “Estimated Net Debt Statement” has the meaning ascribed to it in Section 1.7(a)(iii).

     “Estimated Net Working Capital” has the meaning ascribed to it in Section 1.7(a)(ii).
     “Estimated Net Working Capital Differential” shall mean the difference between Estimated Net Working Capital and the Net Working Capital Target, which (i) shall be a positive number if Estimated Net Working Capital is greater than the Net Working Capital Target, (ii) shall be a negative number if Estimated Net Working Capital is less than the Net Working Capital Target, and (iii) shall be zero if Estimated Net Working Capital is equal to the Net Working Capital Target.
     “Estimated Outstanding Company Transaction and Other Expense Statement” has the meaning ascribed to it in Section 1.7(a)(iv).
     “Estimated Outstanding Company Transaction and Other Expenses” has the meaning ascribed to it in Section 1.7(a)(iv).
     “Estimated Per Share Consideration” shall mean the quotient obtained by dividing (i) the Estimated Adjusted Net Merger Consideration less the Series C Aggregate Dividends by (ii) the Company Common Stock Deemed Outstanding.
     “Excess Amount” has the meaning ascribed to it in Section 1.10(b)(ii).
     “Excess Recovery” has the meaning ascribed to it in Section 7.4(c).
     “Family Shareholders” shall mean Michael W. Tiernan, The Residuary Trust under the Will of J. William Tiernan, Scott Tiernan and Martha Ely.
     “FBCA” has the meaning ascribed to it in Section 1.1.
     “Final Adjusted Net Merger Consideration” has the meaning ascribed to it in Section 1.10(a)(iii)C.
     “Final Per Share Consideration” shall mean the quotient obtained by dividing (i) the Final Adjusted Net Merger Consideration less the Series C Aggregate Dividends, by (ii) the Company Common Stock Deemed Outstanding.
     “Financials” has the meaning ascribed to it in Section 2.7.
     “FIRPTA Certificate” has the meaning ascribed to it in Section 6.2.
     “GAAP” shall mean United States generally accepted accounting principles consistently applied.
     “Governmental Entity” shall mean any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (iv)

multinational organization or body; or (v) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
     “Hazardous Materials” shall mean chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indemnified Parties” has the meaning ascribed to it in Section 7.3(b).
     “Indemnifying Party” has the meaning ascribed to it in Section 7.3(b).
     “Independent Accounting Firm” shall mean such regionally or nationally recognized accounting firm mutually agreed upon by Parent and Shareholder Representatives; provided, however, that the Independent Accounting Firm may not have been paid more than $50,000 by either the Company or Parent or their respective Affiliates within the prior two years.
     “Informational Disclosures” has the meaning ascribed to it in Section 9.5.
     “Intellectual Property Rights” means all the rights associated with (i) Patents, (ii) Copyrights, (iii) Trade Secrets, (iv) Trademarks, (v) all rights of publicity and privacy provided for under statutory and common law relating to the use of the names, likenesses, voices, signatures, biographical information, persona and other recognizable aspects of real persons, (vi) any other intellectual property rights of any kind in any jurisdiction, and (vii) the right to sue for past, present and future infringement, misappropriation or other violation of any of the foregoing.
     “Interim Financials” has the meaning ascribed to it in Section 2.7.
     “Inventory” shall mean the inventories of raw materials, work-in-process (including semi-finished goods) and finished goods or products (including in-transit inventory) used, useable or otherwise saleable in the ordinary course of the business of the Company, calculated in accordance with the lower of cost or market method, in accordance with GAAP.
     “IP Licenses” means all written licenses, sublicenses and other written agreements and other written permissions granting rights to use the Intellectual Property Rights of any Person other than the Company.
     “IRS” shall mean the United States Internal Revenue Service.
     “Knowledge” means (a) in the case of a party who is an individual, such party’s actual knowledge, (b) in the case of a party that is an entity (other than the Company), the actual knowledge of any trustee, officer or director of such party, and (c) in the case of the Company, the actual knowledge of the Company’s (i) Chairman, (ii) President and Chief Executive Officer, (iii) Executive Vice President, Chief Operating Officer, (iv) Senior Vice President, Creative, (v) Senior Vice President, Merchandising and General Merchandise Manager, and (vi) Senior Vice

President, Marketing, together with the knowledge each such Person reasonably would be expected to have in the ordinary performance of his or her duties on behalf of the Company.
     “Law” shall mean any foreign, federal, state or local law, statute, regulation, ordinance, rule, order, injunction, judgment, doctrine, decree, ruling, writ, assessment, award or arbitration award of a Governmental Entity, settlement, Contract or governmental requirement enacted, promulgated, entered into, or imposed by, any Governmental Entity (including, for the sake of clarity, common law).
     “Lease Agreements” has the meaning ascribed to it in Section 2.11(a).
     “Leased Real Property” has the meaning ascribed to it in Section 2.11(a).
     “Letter of Transmittal” has the meaning ascribed to it in Section 1.9(b).
     “Liabilities” shall mean all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract.
     “Lien” shall mean any lien, pledge, charge, claim, mortgage, restriction, security interest or other encumbrance of any sort.
     “Loss” shall mean the amount of any damages, claims, liabilities, obligations, deficiencies, losses, Taxes, expenditures, costs or expenses (including reasonable attorneys’ fees and disbursements, interest and penalties); provided, that Losses shall only include punitive, exemplary, special, incidental or consequential damages to the extent resulting from a Third Party Claim.
     “Manufacturers” has the meaning ascribed to it in Section 2.20.
     “Material Contract” has the meaning ascribed to it in Section 2.14(a).
     “Merger” has the meaning ascribed to it in the recitals hereto.
     “Merger Consideration” shall mean an amount equal to the sum of (a) the Base Merger Consideration, plus (b) the Closing Net Working Capital Differential, minus (c) the Closing Net Debt, and minus (d) Outstanding Company Transaction and Other Expenses.
     “Merger Consideration Adjustment Component” has the meaning ascribed to it in Section 1.10(a)(i).
     “Merger Consideration Adjustment Memorandum” has the meaning ascribed to it in Section 1.10(a)(iii)A.
     “Merger Sub” has the meaning ascribed to it in the preamble hereto.

     “Net Merger Consideration” shall mean an amount equal to the sum of (a) the Merger Consideration plus (b) the Aggregate Option Exercise Amount.
     “Net Working Capital Target” shall mean an amount equal to $2,250,000.
     “Non-Compete Agreement” has the meaning ascribed to it in the recitals hereto.
     “Notice of Dispute” has the meaning ascribed to it in Section 1.10(a)(ii).
     “Objection Notice” has the meaning ascribed to it in Section 7.3(c).
     “Officer’s Certificate” has the meaning ascribed to it in Section 7.3(b).
     “Optionholder” shall mean any holder of outstanding Company Options immediately prior to the Effective Time.
     “Outside Date” has the meaning ascribed to it in Section 8.1(b).
     “Outstanding Company Transaction and Other Expenses” shall mean (i) any outstanding unpaid Third Party Transaction Expenses of the Company already incurred or expected to be incurred prior to the Closing (including any amounts for out-of-pocket expenses that the Company is obligated by Law or Contract to reimburse any of its Shareholders or Optionholders), plus (ii) any outstanding unpaid Employee Bonus Payments.
     “Ownership Percentage” shall mean with respect to each Securityholder, an amount equal to the quotient (expressed as a percentage) obtained by dividing (a) the sum of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by such Securityholder plus (ii) without duplication, the number of shares of Company Common Stock into which all Preferred Stock outstanding immediately prior to the Effective Time and held by such Securityholder are convertible plus (iii) without duplication, the number of shares of Company Common Stock into which all Company Vested Options outstanding immediately prior to the Effective Time and held by such Securityholder are exercisable, divided by (b) the Company Common Stock Deemed Outstanding.
     “Parent” has the meaning ascribed to it in the preamble hereto.
     “Parent Closing Statement” has the meaning ascribed to it in Section 1.10(a)(i).
     “Parent Material Adverse Effect” shall mean any change, event, occurrence, state of facts, development or effect that materially impairs the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.
     “Parent Parties” has the meaning ascribed to it in Section 7.2(a).
     “Parent Termination Fee” means a fee equal to three percent (3.00%) of the Base Merger Consideration.

     “Patents” shall mean all patents and patent applications of any kind, including U.S. and foreign utility, design and other patents and all applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions, industrial designs and discoveries and all patent and/or invention disclosures.
     “Paying Agent” has the meaning ascribed to it in Section 1.9(a).
     “Paying Agent Agreement” has the meaning ascribed to it in Section 1.9(a).
     “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
     “Permitted Liens” has the meaning ascribed to it in Section 2.11(c).
     “Person” shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Entity.
     “Primary Shareholder Representative” has the meaning ascribed to it in Section 9.3(a).
     “Pro Rata Portion” shall mean, with respect to each Shareholder, an amount equal to the quotient (expressed as a percentage) obtained by dividing (a) the total amount of consideration to be received by such Shareholder pursuant to Section 1.6 by (b) the total amount of consideration to be received by all Shareholders pursuant to Section 1.6.
     “PTO” shall mean the United States Patent and Trademark Office.
     “Registered Intellectual Property Rights” means Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any state, government or other public or quasi-public legal authority (excluding recordation of Liens).
     “Related Agreements” shall mean the Articles of Merger and each agreement, instrument or document attached hereto as an Exhibit and the other agreements, certificates and instruments to be executed by any of the parties hereto and required to be delivered on the Closing Date pursuant to this Agreement.
     “Secondary Shareholder Representative” has the meaning ascribed to it in Section 9.3(a).
     “Securityholders” shall mean all Shareholders and all Vested Optionholders.
     “Series A Preferred Stock” shall mean the Company’s Series A Preferred Stock, par value of $1.00 per share.
     “Series B Preferred Stock” shall mean the Company’s Series B Convertible Preferred Stock, par value of $1.00 per share.

     “Series C Aggregate Dividends” shall mean the product of (i) the Series C Per Share Dividends multiplied by (ii) the aggregate number of shares of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time.
     “Series C Articles of Amendment” shall mean the Series C Articles of Amendment to the Company’s Articles of Incorporation, as amended and in effect immediately prior to the Effective Time.
     “Series C Per Share Dividends” shall mean all dividends accrued per share of Series C Preferred Stock as set forth in Section 3 of the Series C Articles of Amendment.
     “Series C Preferred Stock” shall mean the Company’s Series C Convertible Preferred Stock, par value of $1.00 per share.
     “Shareholder” shall mean any holder of any Company Capital Stock that is issued and outstanding immediately prior to the Effective Time.
     “Shareholder Notice” has the meaning ascribed to it in Section 5.1(b).
     “Shareholder Representatives” has the meaning ascribed to it in the preamble hereto.
     “Shareholder Representative Related Agreements” has the meaning ascribed to it in Section 9.3(a).
     “Shareholder Representative Amount” has the meaning ascribed to it in Section 1.7(b)(ii).
     “Shareholder Representative Expenses” has the meaning ascribed to it in Section 9.3(b).
     “Shareholder Representative Fund” has the meaning ascribed to it in Section 1.7(b)(ii).
     “Shortfall Amount” has the meaning ascribed to it in Section 1.10(b)(i).
     “Shrink-Wrap Code” means software licensed under shrink-wrap and click-wrap licenses which licenses are generally commercially available.
     “Significant Supplier” has the meaning ascribed to it in Section 2.24.
     “Soliciting Materials” has the meaning ascribed to it in Section 5.1(a).
     “Specified Matters” shall mean the matters identified in Schedule 9.1(2).
     “Subsidiary” shall mean, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock generally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.
     “Sufficient Shareholder Vote” has the meaning ascribed to it in Section 2.4.
     “Superior Proposal” shall mean an Acquisition Proposal which the Board of Directors of the Company determines in its good faith judgment (after receiving advice from its financial advisor and taking into account all of the terms and conditions of such proposal, including the conditionality, certainty of financing and the timing and likelihood of consummation of such proposal on the terms proposed) to be more favorable to the Shareholders from a financial point of view than the Merger.
     “Survival Date” has the meaning ascribed to it in Section 7.1.
     “Surviving Corporation” has the meaning ascribed to it in Section 1.1.
     “Tax” or “Taxes” means any and all taxes imposed by any foreign, federal, state, local or other Governmental Entity, including, without limiting the generality of the foregoing, taxes imposed on income, gains, gross receipts, sales, use, ad valorem, value-added, alternative minimum estimated, intangible, unitary, transfer, franchise, license, payroll, employment, unemployment insurance, social security, welfare, disability, estimated, excise, environmental, stamp, commercial activity, occupation, premium, property, prohibited transactions, windfall or excess profits, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.
     “Tax Assets” means any current tax benefit realized by the Company arising solely from payment of the Employee Bonus Payments or the payments to the Vested Optionholders pursuant to Section 1.6, but in each case, net of the Company’s liability for any payroll or other withholding Taxes resulting from payments. Subject to the foregoing, “Tax Assets” specifically excludes (i) any current or non-current net operating losses, net capital losses, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attributes, and (ii) any deferred taxes relating to financial accounting timing differences.
     “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax, claim for refund, or other written information relating to or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax, including any attachments, amendments and supplements thereto.
     “Technology” means all tangible embodiments, whether in electronic, written or other media, of all technology, including all inventions (whether or not patented or patentable), algorithms, routines, computer software programs and software systems (including each of the following in source code, object code, human readable or other form, firmware, middleware, applications, compilers, compilations, development tools, higher level or “proprietary” languages, macros, scripts, objects, routines, modules and other components), data, and documentation thereof, works of authorship, databases, processes, prototypes, and devices. For clarity, “Technology” specifically excludes any Intellectual Property Rights in or to any of the foregoing.
     “Termination Fee” means a fee equal to three percent (3.00%) of the Base Merger Consideration.
     “Third Party Claim” has the meaning ascribed to it in Section 7.3(e).
     “Third Party Claim Notice” has the meaning ascribed to it in Section 7.3(e).
     “Third Party Transaction Expenses” means all third-party fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement, including all legal, accounting, investment banking, broker, financial advisory, consulting, and all other fees and expenses of third parties (including any costs incurred to obtain consents, waivers or approvals as a result of the compliance with Section 5.5) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.
     “Threshold Amount” has the meaning ascribed to it in Section 7.3(a).
     “Trademarks” shall mean all registered and unregistered trademarks, trade names and service marks, trade dress, logos, designs, emblems, signs, insignia, slogans, social network and other electronic communication services identifiers and corporate names, and doing business designations, Internet domain names, URLs and other designations of source or origin, and all registrations, reservations and applications for registration thereof, together with all of the goodwill associated therewith throughout the world.
     “Trade Secrets” shall mean all trade and industrial secrets and confidential information, including confidential and proprietary: discoveries, ideas, formulas, compositions, inventions, modifications, extensions, improvements (whether patentable or unpatentable and whether or not reduced to practice), know-how, products, processes, procedures, programs or code, techniques, technical information, methods, research and development information and results, drawings, specifications, designs, plans, proposals, technical data, marketing plans and customer (including email addresses and social network and other electronic communication services identifiers therefore), prospect and supplier lists and information, pricing and cost information, forms and types of financial, business, scientific, technical, economic, or engineering data, whether tangible or intangible (whether or not patentable or subject to copyright, trademark, or trade secret protection).
     “Transfer Taxes” has the meaning ascribed to it in Section 5.10(g).
     “Undesignated Preferred Stock” has the meaning ascribed to it in Section 2.2(a).
     “Vested Optionholder” has the meaning ascribed to it in Section 1.6(c)(i).
     “Voting Agreement” has the meaning ascribed to it in the recitals hereto.

     “WARN Act” has the meaning ascribed to it in Section 2.20.
     “Year-End Financials” has the meaning ascribed to it in Section 2.7.
     9.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All formulas in this Agreement (whether based upon words or numbers) will be calculated in a manner consistent with mathematic rules and constructs (e.g., multiplication and division performed before addition and subtraction unless context indicates otherwise, an addition of a negative number is a subtraction, a subtraction of a negative number is an addition, etc.). For all purposes of this Agreement, outstanding checks or uncompleted electronic transfers of funds of the Company shall be treated as reductions in Company Cash, provided that if Company Cash would thereafter be less than zero ($0), all amounts less then zero dollars ($0) shall be treated as Company Debt. In this Agreement, unless the context otherwise requires: (a) words of the masculine or neuter gender will include the masculine, neuter or feminine gender, and words in the singular number or in the plural number will each include, as applicable, the singular number or the plural number; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Related Agreement has the meaning assigned to such term in accordance with GAAP; (d) reference to any Law means such Law as amended, modified codified or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (e) any agreement, instrument, insurance policy or Law defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein; (f) the term “or” means “and/or”; (g) the words “herein, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (h) reference to any Article or Section means such Article or Section hereof.
     9.3 Shareholder Representatives.
          (a) Michael W. Tiernan and Kenneth C. Fischer shall jointly serve as the Shareholder Representatives for and on behalf of the Securityholders, as their attorneys-in-fact and agents, with full power of substitution to act in the name, place and stead of such Securityholder in connection with this Agreement and the Related Agreements to which the Shareholder Representatives are parties or express third-party beneficiaries (the “Shareholder Representative Related Agreements”) and the transactions contemplated hereby and thereby, including to give and receive notices and communications, obtain reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Shareholder Representatives in connection with this Agreement or any Shareholder Representative Related Agreement, to authorize payment to any Indemnified Party from the Escrow Funds in satisfaction of claims by any Parent Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Parent Party against any Securityholder or by any such Securityholder against any Parent Party or any dispute between any Parent Party and any such Securityholder, in each case relating to this Agreement or any Related Agreement to which the Shareholder Representatives are a party or the transactions contemplated hereby or thereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representatives for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement or any Shareholder Representative Related Agreement. Michael W. Tiernan shall serve as the “Primary Shareholder Representative” and Kenneth C. Fischer shall serve as the “Secondary Shareholder Representative”. Notwithstanding anything to the contrary contained in this Agreement or any Shareholder Representative Related Agreement: (A) any decision, determination, act, consent, instruction, notice or authorization of the Shareholder Representatives under this Agreement or any Related Agreement to which the Shareholder Representatives are parties shall require the Primary Shareholder Representative to authorize such decision, determination, act, consent, instruction, notice or authorization, and upon such authorization by the Primary Shareholder Representative, the Secondary Shareholder Representative shall be singly authorized to make such decision or determination, take such action or provide such consent, instruction, notice or authorization as authorized by the Primary Shareholder Representative; and (B) the Primary Shareholder Representative shall be singly authorized to make any decision or determination, take any action or provide any consent, instruction, notice or authorization for the Shareholder Representatives (including to singly execute any agreement, instrument, certificate or other document on behalf of the Shareholder Representatives) under this Agreement or any Shareholder Representative Related Agreements or in connection with any transaction contemplated hereby or thereby. The Shareholder Representatives may be changed by the Securityholders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that no Shareholder Representative may be removed unless Shareholders with an aggregate Pro Rata Portion of at 66.67% agree to such removal and to the identity of the substituted Shareholder Representative, who shall succeed in the same capacity, as either Primary Shareholder Representative or Secondary Shareholder Representative, as the replaced Shareholder Representative. A Shareholder Representative may resign as Shareholder Representative at any time upon written notice to the other Shareholder Representative or to the Shareholders. A vacancy in any position of Shareholder Representative may be filled by Shareholders with an aggregate Pro Rata Portion of greater than 50%, and such replacement Shareholder Representative shall serve in the same capacity, as either Primary Shareholder Representative or Secondary Shareholder Representative, as the replaced Shareholder Representative as if they were the original Shareholder Representative party hereto in lieu of such replaced Shareholder Representative. No bond shall be required of the Shareholder Representatives, and the Shareholder Representatives shall not receive any compensation for their services. Notices or communications to or from the Shareholder Representatives shall constitute notice to or from the Securityholders.
          (b) In connection with the performance of its rights and obligations hereunder, the Shareholder Representatives shall have the right at any time and from time to time to select and engage, at the cost and expense of the Shareholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Shareholder Representatives may deem necessary or desirable from time to time. No Shareholder Representative shall be liable for any act done or omitted hereunder as a Shareholder Representative while acting in good faith and in the exercise of reasonable judgment. The Shareholders shall indemnify the Shareholder Representatives and hold the Shareholder Representatives harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholder Representatives and arising out of or in connection with the acceptance or administration of the Shareholder Representatives’ duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Shareholder Representative (“Shareholder Representative Expenses”). The Shareholder Representative Expenses, including the costs and expenses of enforcing this right of indemnification, shall be paid first from the Shareholder Representative Fund, and after the funds in the Shareholder Representative Fund are exhausted by the Shareholders allocated on the basis of their Pro Rata Portion (including by retention of the Shareholder Representatives of funds released under the Escrow Agreement for distribution to Shareholders). A decision, determination, act, consent, instruction, notice or authorization of the Shareholder Representatives, including an amendment, extension or waiver of this Agreement or any Shareholder Representative Related Agreement, shall constitute a decision of the Securityholders and shall be final, binding and conclusive upon the Securityholders; and Parent, Merger Sub, the Surviving Corporation, the Escrow Agent and the Paying Agent may rely upon any such decision, act, consent or instruction of the Shareholder Representatives as being the decision, act, consent or instruction of the Securityholders. Parent, Merger Sub, the Surviving Corporation, the Escrow Agent and the Paying Agent are hereby relieved from any liability to any Person for any decision, determination, act, consent, instruction, notice or authorization of the Shareholder Representatives in accordance with Section 9.3(a).
          (c) The Shareholder Representatives may, in all questions arising under this Agreement, rely on the advice of counsel. In no event shall any Shareholder Representative be liable hereunder or in connection herewith for any indirect, punitive, exemplary, special, incidental or consequential damages.
          (d) The Shareholder Representatives shall have reasonable access to information reasonably requested by the Shareholder Representatives and the reasonable assistance of the Surviving Corporation’s officers and employees for purposes of performing the Shareholder Representatives’ duties under this Agreement and exercising their rights under this Agreement.
          (e) In the performance of their duties hereunder, the Shareholder Representatives shall be entitled to (i) rely upon any document or instrument reasonably believed to be genuine, accurate as to content and signed by any Securityholder or any party hereunder and (ii) assume that any Person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so. All of the indemnities, immunities, releases and powers granted to the Shareholder Representatives under this Agreement shall survive the Closing.
          (f) The provisions of this Section 9.3 shall be binding upon the executors, heirs, legal representatives, personal representatives and successors of each Shareholder (including any assignee of a Shareholders’ rights under this Agreement or any Shareholder

Representative Related Agreement), and any references in of this Section 9.3 to a Shareholder shall mean and include any and all successors to the rights of such Shareholder.
     9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:
          (a) if to Parent, Merger Sub or, after the Effective Time, the Surviving Corporation, to:
Chico’s FAS, Inc.
11215 Metro Parkway
Fort Myers, FL 33966
Facsimile: (239) 346-5429
Attention: General Counsel

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
Attention: Marc S. Gerber
Facsimile No.: (202) 661-8280

          (b) if to the Company prior to the Effective Time, the Company, to:

Boston Proper, Inc.
6500 Park of Commerce Boulevard
Boca Raton, FL 33487
Facsimile: (561) 241-6339
Attention: Sheryl Clark, President and Chief Executive Officer

and

Boston Proper, Inc.
6500 Park of Commerce Boulevard
Boca Raton, FL 33487
Facsimile: (561) 241-6339
Attention: Kenneth C. Fischer, Executive Vice President and Chief
Operating Officer

with a copy to:

both of the Shareholder Representatives at the addresses set forth on
Schedule 9.4

and

Holland & Knight LLP
1600 Tysons Blvd., Suite 700
McLean, VA 22102
Attention: William Mutryn and Marisa Terrenzi
Facsimile No.: (703) 720-8610
          (c) if to the Shareholder Representatives, to both of the Shareholder Representatives at the addresses set forth on Schedule 9.4, with a copy to:

Holland & Knight LLP
1600 Tysons Blvd., Suite 700
McLean, VA 22102
Attention: William Mutryn and Marisa Terrenzi
Facsimile No.: (703) 720-8610

     9.5 Disclosure Schedule. The schedules, exhibits and the Disclosure Schedule to this Agreement are a material part of this Agreement as if fully set forth in this Agreement and are intended only to qualify and limit the representations, warranties and covenants contained in this Agreement, and will not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants. Each of Parent and Merger Sub hereby acknowledges and agrees that: (i) certain agreements and other matters may be listed in the Disclosure Schedule for informational purposes only, as they do not rise above applicable materiality thresholds, they are not outside of the ordinary course of business or their disclosure is not otherwise required under the terms of this Agreement (items that are not required to be disclosed but are disclosed, the “Informational Disclosures”); (ii) in no event will the Informational Disclosures be deemed or interpreted to broaden or otherwise amplify or influence the construction or interpretation of any of the representations and warranties; (iii) disclosures made for the purpose of any section or sections of the Disclosure Schedule will be deemed made for the purpose of all sections so long as cross-references are made or the applicability to the other section(s) is reasonably apparent on the face of such disclosure; (iv) headings in the Disclosure Schedule have been inserted for reference only and will not be deemed to modify or influence the interpretation of the information contained in the Disclosure Schedule or this Agreement; (v) no reference to or disclosure of any item or other matter in the Disclosure Schedule will be construed as an admission or indication that such item or other matter is material or outside of the ordinary course of business or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule or otherwise imply that any such item or matter creates a measure for materiality for the purposes of this Agreement; (vi) no disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violations exists or has actually occurred; (vii) the inclusion of any matter, information or item in the Disclosure Schedule will not be deemed to constitute an admission of any liability by Company to any third party; and (vii) summaries of or references to any written document in the Disclosure Schedule do not purport to be complete and are qualified in their entirety by the written documents themselves.

     9.6 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     9.7 Amendment. Except as is otherwise required by applicable Law, this Agreement may be amended by execution of an instrument in writing signed by Parent and the Company (if prior to the Effective Time) or by Parent and Shareholder Representatives (if after the Effective Time).
     9.8 Extension; Waiver. Parent and the Surviving Corporation (after the Effective Time), on the one hand, and the Company (prior to the Effective Time) and the Shareholder Representatives, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
     9.9 Entire Agreement; Assignment; Beneficiaries. This Agreement, the Exhibits hereto, the Disclosure Schedule, the Confidentiality Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as set forth in Section 5.9, and (iii) shall not be assigned by operation of law or otherwise without the consent of the parties hereto, other than (A) by Parent in connection with a Parent change of control (provided that no partial assignment and delegation is permitted without consent of the parties hereto) or (B) in connection with the replacement of a Shareholder Representative in accordance with Section 9.3. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.
     9.10 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     9.11 Other Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.
     9.12 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Florida, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any state or federal court located in Palm Beach County or Lee County, State of Florida, the United States District Court, Middle District of Florida or the United States District Court, Southern District of Florida (or in any court in which appeal from such courts may be taken) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Florida for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
     9.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
     9.14 Rules of Construction. The parties hereto agree that they have jointly participated in the drafting and negotiation of this Agreement and been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Shareholder Representatives have caused this Agreement and Plan of Merger to be signed, all as of the date first written above.

Parent: CHICO’S FAS, INC.
By:	/s/ David F. Dyer
	Name:	David F.Dyer
	Title:	President and CEO

Merger Sub: HARBOR DTC, INC.
By:	/s/ Kent Kleeberger
	Name:	Kent Kleeberger
	Title:	President

Company: BOSTON PROPER, INC.
By:	/s/ Sheryl Clark
	Name:	Sheryl Clark
	Title:	President and CEO

Shareholder Representatives:
/s/ Michael Tiernan
	Name:	Michael Tiernan, solely in his capacity as Shareholder Represenitative hereunder

/s/ Ken Fischer
	Name:	Ken Fischer, solely in his capacity as Shareholder Representative hereunder

[Signature Page to Agreement and Plan of Merger]